SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549

                         -------------------------
                                 FORM 8-K

                             CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(D) OF THE

               SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

                   Date of Report: February 13, 1998



                             F.N.B. CORPORATION
          ------------------------------------------------------
           (Exact name of registrant as specified in its charter)


           Pennsylvania             0-8144             25-1255406
      -----------------------   -------------      -----------------
      (State of Incorporation)  (Commission         (IRS Employer
                                 File Number)      Identification No.)



           One F.N.B. Blvd., Hermitage, Pennsylvania         16148
           ------------------------------------------      --------
            (Address of principal executive offices)      (Zip code)


                               (724) 981-6000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 5.        OTHER EVENTS

     On January 20, 1998, F.N.B. Corporation (the Corporation) completed its acquisition of West Coast Bank. Accordingly, the Corporation's Consolidated Financial Statements and Related Management's Discussion and Analysis of Financial Condition and Results of Operations have been provided giving retroactive effect to this merger using the pooling of interests method of accounting. Such supplemental consolidated financial statements will become the historical consolidated financial statements when the Corporation reports first quarter 1998 results. The Corporation is hereby filing with the Securities and Exchange Commission a copy of the Audited Supplemental Consolidated Financial Statements for the years ended December 31, 1996, 1995 and 1994 and Management's Discussion and Analysis.


ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

               (C). Exhibits (all filed herewith)

                      Exhibit 23.1 Consent of Ernst & Young LLP

                      Exhibit 23.2 Consent of Hill, Barth & King, Inc.

                      Exhibit 23.3 Consent of Coopers & Lybrand L.L.P.

                      Exhibit 99.1 Audited Supplemental Consolidated Financial
                                   Statements for the years December 31, 1996,
                                   1995 and 1994 with Report of Independent
                                   Auditors and Management's Discussion and
                                   Analysis

                      Exhibit 99.2 Report of Independent Auditors Hill, Barth
                                   & King, Inc. for the 1996, 1995 and 1994
                                   Audits of Southwest Banks, Inc.

                      Exhibit 99.3 Report of Independent Auditors Coopers &
                                   Lybrand, L.L.P. for the 1996 and 1995
                                   Audits of West Coast Bancorp, Inc.

                      Exhibit 99.4 Report of Independent Auditors Coopers &
                                   Lybrand, L.L.P. for the 1995 and 1994
                                   Audits of West Coast Bancorp, Inc.

                                   Signatures
                                   ----------


Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   F.N.B. CORPORATION
                                   (Registrant)



                                   By:    /s/John D. Waters
                                          ------------------------------
                                   Name:  John D. Waters
                                   Title: Vice President and
                                          Chief Financial Officer

Dated: February 13, 1998

EXHIBIT INDEX


23.1        Consent of Ernst & Young LLP

23.2        Consent of Hill, Barth & King, Inc.

23.3        Consent of Coopers & Lybrand L.L.P.

99.1 Audited Supplemental Consolidated Financial Statements for the years ended December 31, 1996, 1995 and 1994 with Report of Independent Auditors and Management's Discussion and Analysis

99.2 Report of Independent Auditors Hill, Barth & King, for the 1996, 1995 and 1994 Audits of Southwest Banks, Inc.

99.3 Report of Independent Auditors Coopers & Lybrand L.L.P. 1996 and 1995 Audits of West Coast Bancorp, Inc.

99.4 Report of Independent Auditors Coopers & Lybrand L.L.P. 1995 and 1994 Audits of West Coast Bancorp, Inc.

                                                                   EXHIBIT 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Regarding:

     1) Registration Statement on Form S-8 relating to the F.N.B. Corporation Voluntary Dividend Reinvestment and Stock Purchase Plan (File #333-00943).

     2) Registration Statement on Form S-8 relating to F.N.B. Corporation 1990 Stock Option Plan (File #33-78114).

     3) Registration Statement on Form S-8 relating to F.N.B. Corporation Restricted Stock Bonus Plan (File #33-78134).

     4) Registration Statement on Form S-8 relating to F.N.B. Corporation 1996 Stock Option Plan (File #333-03489).

     5) Registration Statement on Form S-8 relating to F.N.B. Corporation Restricted Stock and Incentive Bonus Plan (File #333-03493).

     6) Registration Statement on Form S-8 relating to F.N.B. Corporation Directors Compensation Plan (File #333-03495).
     7) Registration Statement on Form S-8 relating to F.N.B. Corporation 401(k) Plan (File #333-03503).

     8) Post-Effective Amendment No.1 on Form S-8 to Registration Statement on Form S-4 (File #333-01997).

     9) Post-Effective Amendment No.1 on Form S-8 to Registration Statement on Form S-4 (File #333-22909).

    10) Registration Statement on Form S-3 relating to the F.N.B. Corporation Subordinated Notes and Daily Cash Accounts (File #333-31909).

    11) Registration Statement on Form S-3 relating to the Voluntary Dividend Reinvestment and Stock Purchase Plan (File #333-35637).

    12) Registration Statement on Form S-8 relating to stock options assumed in the acquisition of Mercantile Bank of Southwest Florida (File #333-42333).

     We consent to the incorporation by reference in the above listed Registration Statements of our report dated February 13, 1998, with respect to the supplemental consolidated financial statements of F.N.B. Corporation and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Current Report on Form 8-K.

                                               ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
February 13, 1998

                                                                   EXHIBIT 23.2


CONSENT OF HILL, BARTH & KING, INC., INDEPENDENT AUDITORS



     We consent to the use in this Current Report of F.N.B.Corporation on Form 8-K of our report dated January 22, 1997, relating to the consolidated financial statements of Southwest Banks, Inc. which have been incorporated into the Audited Supplemental Consolidated Financial Statements for the years ended December 31, 1996, 1995 and 1994 appearing elsewhere in this Current report.




                                     Hill, Barth & King, Inc.
                                     Certified Public Accountants


Naples, Florida
February 12, 1998

                                                                   EXHIBIT 23.3


                  CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the incorporation by reference in the registration statement of F.N.B. Corporation on Forms S-3 (Registration Nos. 333-31909 and 333-35637) and Forms S-8 (Registration Nos. 333-00943, 33-78114, 33-78134, 333-03489,
333-03493, 333-3495, 333-03503, 333-01997, 333-22909 and 333-42333) of our
reports dated January 24, 1997 and January 19, 1996, on our audits of the consolidated financial statements of West Coast Bancorp, Inc. for the years ended December 31, 1996 and 1995, and the year ended December 31, 1994, respectively, which reports are included as exhibits in F.N.B. Corporation's Current Report on Form 8-K.




COOPERS & LYBRAND L.L.P.
Tampa, Florida
February 13, 1998

                                                                EXHIBIT 99.1





             Supplemental Consolidated Financial Statements
                and Management's Discussion and Analysis

                  F.N.B. Corporation and Subsidiaries




             Years ended December 31, 1996, 1995 and 1994
                  with Report of Independent Auditors

                  F.N.B. CORPORATION AND SUBSIDIARIES

            SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

               AND MANAGEMENT'S DISCUSSION AND ANALYSIS

            Years ended December 31, 1996, 1995 and 1994



                             CONTENTS



Report of Independent Auditors ................................ 1

Supplemental Consolidated Financial Statements

     Supplemental Consolidated Balance Sheet ............ 2
     Supplemental Consolidated Income Statement ......... 3
     Supplemental Consolidated
        Statement of Stockholders' Equity ............... 4
     Supplemental Consolidated
        Statement of Cash Flows ......................... 5
     Notes to Supplemental Consolidated
        Financial Statements ............................ 6


Supplemental Selected Financial Data ......................... 28

Supplemental Quarterly Earnings Summary ...................... 29

Management's Discussion and Analysis of
    Financial Conditions and Results of Operations ........... 30

                       REPORT OF INDEPENDENT AUDITORS


Stockholders and Board of Directors
F.N.B. Corporation

We have audited the supplemental consolidated balance sheets of F.N.B. Corporation and subsidiaries (F.N.B. Corporation) as of December 31, 1996 and 1995 and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. The supplemental consolidated financial statements give retroactive effect to the merger of F.N.B. Corporation and West Coast Bank on January 20, 1998, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of the management of F.N.B. Corporation. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Southwest Banks, Inc. and subsidiaries or West Coast Bancorp, Inc. and subsidiary which statements reflect total assets constituting approximately 28% for 1996 and 23% for 1995 of the related supplemental consolidated financial statement totals, and which reflect net income constituting approximately 10% of the related supplemental consolidated financial statement totals for the three year period ended December 31, 1996. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Southwest Banks, Inc. and subsidiaries and West Coast Bancorp, Inc. and subsidiary, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of F.N.B. Corporation at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, after giving retroactive effect to the merger of West Coast Bank, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                                       ERNST & YOUNG LLP

February 13, 1998

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET

Dollars in thousands, except par values

December 31                                         1996        1995
                                                 ----------  ----------
ASSETS
Cash and due from banks...................      $  111,542  $   97,239
Interest bearing deposits with banks......           1,334       4,699
Federal funds sold........................          11,510      66,139
Loans held for sale.......................          10,088      16,583
Securities available for sale.............         327,259     289,157
Securities held to maturity (fair
  value of $173,677 and $174,546).........         174,551     174,483
Loans, net of unearned income
  of $23,846 and $27,377..................       1,794,576   1,607,782
Allowance for loan losses.................         (28,649)    (24,967)
                                                 ---------   ---------
  NET LOANS...............................       1,765,927   1,582,815
Premises and equipment....................          49,296      43,152
Other assets..............................          51,073      47,512
                                                ----------  ----------
                                                $2,502,580  $2,321,779
                                                ==========  ==========
LIABILITIES
Deposits:
  Non-interest bearing....................      $  244,844  $  242,607
  Interest bearing........................       1,841,008   1,727,589
                                                 ---------   ---------
    TOTAL DEPOSITS                               2,085,852   1,970,196
Other liabilities.........................          35,229      30,235
Short-term borrowings.....................         116,126      75,716
Long-term debt............................          58,179      50,784
                                                 ---------   ---------
    TOTAL LIABILITIES.....................       2,295,386   2,126,931


STOCKHOLDERS' EQUITY
Preferred stock - $10 par value
  Authorized - 20,000,000 shares
  Outstanding - 352,531 and 451,638
  shares Aggregate liquidation
  value - $8,813 and $11,291...............          3,525       4,516
Common Stock - $2 par value
  Authorized - 100,000,000 shares
  Outstanding - 13,879,872 and 13,272,588..         27,760      26,545
Additional paid-in capital.................        103,467      94,118
Retained earnings..........................         71,353      67,300
Net unrealized securities gains............          2,576       3,222
Employee Stock Ownership Plan..............              0        (389)
Treasury stock - 62,723 and 22,340
   shares at cost..........................         (1,487)       (464)
                                                ----------  ----------
    TOTAL STOCKHOLDERS' EQUITY.............        207,194     194,848
                                                ----------  ----------
                                                $2,502,580  $2,321,779
                                                ==========  ==========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED INCOME STATEMENT

Dollars in thousands, except per share data

Year Ended December 31                        1996      1995       1994
                                           ---------  ---------  ---------
INTEREST INCOME
Loans, including fees...................   $ 160,315  $ 149,869  $ 127,723
Securities:
  Taxable...............................      23,364     22,993     22,151
  Tax exempt............................       2,261      1,939      1,910
  Dividends.............................       1,097        928        700
Other...................................       2,766      2,885      1,499
                                           ---------  ---------  ---------
    TOTAL INTEREST INCOME...............     189,803    178,614    153,983
INTEREST EXPENSE
Deposits................................      71,747     68,412     54,459
Short-term borrowings...................       3,915      5,457      4,116
Long-term debt..........................       4,384      3,258      2,869
                                           ---------  ---------  ---------
    TOTAL INTEREST EXPENSE..............      80,046     77,127     61,444
    NET INTEREST INCOME.................     109,757    101,487     92,539
Provision for loan losses...............       9,876      7,235      9,241
                                           ---------  ---------  ---------
NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES...........      99,881     94,252     83,298
NON-INTEREST INCOME
Insurance commissions and fees..........       4,116      4,284      4,195
Service charges.........................      11,740     11,037      8,914
Trust...................................       1,461      1,390      1,504
Gain on sale of securities..............         787        493      1,225
Gain on sale of loans...................         772        585        167
Other...................................       2,150      2,095      1,739
                                            --------  ---------  ---------
    TOTAL NON-INTEREST INCOME...........      21,026     19,884     17,744
                                            --------  ---------  ---------
                                             120,907    114,136    101,042

NON-INTEREST EXPENSES
Salaries and employee benefits..........      42,732     39,187     35,494
Net occupancy...........................       6,931      6,821      6,057
Amortization of intangibles.............       1,047      1,246      1,705
Equipment...............................       6,436      5,768      5,604
Professional service fees...............       4,431      3,855      3,836
Deposit insurance.......................         972      3,159      4,538
Recapitalization of Savings
  Association Insurance Fund............       2,752
Promotional.............................       2,618      3,226      2,696
Insurance claims paid...................       1,707      1,738      1,820
Other...................................      19,735     16,144     15,137
                                           ---------  ---------  ---------
    TOTAL NON-INTEREST EXPENSES.........      89,361     81,144     76,887
                                           ---------  ---------  ---------
    INCOME BEFORE INCOME TAXES..........      31,546     32,992     24,155
Income taxes............................      10,549     10,870      8,060
                                           ---------  ---------  ---------
    NET INCOME..........................   $  20,997  $  22,122  $  16,095
                                           =========  =========  =========

NET INCOME PER COMMON SHARE
    BASIC...............................       $1.38      $1.47      $1.08
                                               =====      =====      =====
    DILUTED.............................       $1.34      $1.42      $1.06
                                               =====      =====      =====

AVERAGE COMMON SHARES
OUTSTANDING.............................  14,634,868 14,512,111 14,075,942
                                          ========== ========== ==========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

Dollars in thousands, except per share data

                                    Net             Employee
                                   Addt'l           Unrealized  Stock
               Preferred  Common  Paid-In  Retained Securities  Ownership Treasury
                 Stock    Stock   Capital  Earnings Gain/Loss   Plan        Stock
               --------- -------- -------- -------- ----------  --------- --------
Balance at
January 1,1994 $   4,582 $ 22,220 $ 68,877 $ 51,535                         ($227)
Cumulative
effect of
adoption of
FAS No. 115....                                      $  2,163
Net income                                   16,095
Cash dividends
declared:
 Preferred stock                               (853)
 Common stock
 $.23 per share
 (FNB) and $.17
 per share (WCBI)                            (2,563)
Purchase of
 common stock....                                                          (1,143)
Issuance
 (retirement) of
 common stock....           2,339   11,449        3                         1,061
Stock dividend...             887    5,745   (6,634)
Conversion of
 preferred stock.    (19)       9       24
Obligation under
 ESOP plan.......                                                ($141)
Change in net
 unrealized
 securities
 gains/losses....                                      (2,858)
                 ------- -------- -------- -------- --------- --------- ---------
BALANCE AT
DECEMBER 31,
1994.............  4,563   25,455   86,095   57,583      (695)    (141)      (309)
Net income.......                            22,122
Cash dividends
declared:
 Preferred stock.                              (849)
 Common stock
 $.33 per share
 (FNB) and $.20
 per share (WCBI)                            (3,489)
Purchase of
common stock....                                                           (1,447)
Issuance
(retirement) of
common stock....               75      389                                  1,292
Stock dividend..              930    7,132   (8,067)
Conversion of
preferred stock.     (47)      85      502
Obligation under
ESOP plan.......                                                  (248)
Change in net
 unrealized
 securities
 gains/losses...                                        3,917
BALANCE AT
DECEMBER 31,     ------- -------- -------- -------- --------- --------  ---------
1995............   4,516   26,545   94,118   67,300     3,222     (389)      (464)
Net income......                             20,997
Cash dividends
 declared:
 Preferred
 stock..........                               (766)
 Common stock
 $.60 per share
 (FNB) and $.23
 per share
 (WCBI).........                             (6,123)
Purchase of
common stock....                                                           (3,421)
Issuance
(retirement) of
common stock....              (44)    (438)                                 2,398
Stock dividend..              860    9,195  (10,055)
Conversion of
preferred stock.    (991)     399      592
Obligation under
ESOP plan.......                                                   389
Change in net
unrealized
securities
gains/losses....                                         (646)
                -------- -------- -------- --------  --------  -------  ---------
BALANCE AT
DECEMBER 31,
1996............$  3,525 $ 27,760 $103,467 $ 71,353  $  2,576      $ 0    ($1,487)
                ======== ======== ======== ========  ========  =======  =========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS

Dollars in thousands

Year Ended December 31                            1996      1995     1994
                                               --------  -------- --------
OPERATING ACTIVITIES
Net income...............................      $ 20,997  $ 22,122 $ 16,095
Adjustments to reconcile
  net income to net cash provided
  by operating activities:
    Depreciation and amortization........         6,257     6,520    7,360
    Provision for loan losses............         9,876     7,235    9,241
    Provision for valuation allowance
      on other real estate owned.........           664       100       31
    Deferred taxes.......................        (1,783)     (704)  (1,601)
    Gain on securities available
      for sale...........................          (787)     (493)  (1,225)
    (Gain) loss on sale of loans.........          (772)     (585)    (167)
    Gain on sale of premises
      and equipment......................                    (243)
    Proceeds from sale of loans..........        59,802    60,067   76,204
    Loans originated for sale............       (52,535)  (64,373)(106,606)
    Net change in:
      Interest receivable................         1,318    (1,718)  (1,337)
      Interest payable...................           611     1,983    1,282
    Other, net...........................         6,426     5,871    7,202
                                                -------  --------  -------
        Net cash flows from
        operating activities.............        50,074    35,782    6,479

INVESTING ACTIVITIES
Net change in:
  Interest bearing deposits
    with banks...........................         3,365      (334)   3,446
  Federal funds sold.....................        54,629   (48,133)  15,715
  Loans..................................      (198,649) (106,709)(127,740)
Purchase of securities
  available for sale.....................      (188,920) (130,887)(109,761)
Purchase of securities held to
  maturity...............................      ( 41,862)  (45,264) (41,036)
Proceeds from sale of securities
  available for sale.....................        42,171     7,555   15,989
Proceeds from maturity of securities
  available for sale.....................       108,395    90,495  100,285
Proceeds from maturity of securities
  held to maturity.......................        41,678    76,474   69,327
Increase in premises and equipment.......       (11,645)   (7,277) (12,051)
                                               --------  --------  -------
      Net cash flows from
       investing activities..............      (190,838) (164,080) (85,826)

FINANCING ACTIVITIES
Net change in:
  Non-interest bearing deposits..........         2,237    22,269   13,631
  Interest bearing deposits..............       113,419   142,078   26,619
  Short-term borrowings..................        40,409   (14,065)  16,979
Increase in long-term debt...............        32,899     9,274   36,312
Decrease in long-term debt...............       (25,504)  (15,104) (15,226)
Proceeds from the sale and
  issuance of stock......................         1,917     1,756   14,867
Purchase of treasury stock...............        (3,421)   (1,447)  (1,143)
Cash dividends paid......................        (6,889)   (4,343)  (3,419)
                                                -------  --------  -------
      Net cash flows from
       financing activities..............       155,067   140,418   88,620
                                                -------  --------  -------

NET INCREASE IN CASH
  AND CASH EQUIVALENTS...................        14,303    12,120    9,273
Cash and Cash Equivalents
  At Beginning Of Year...................        97,239    85,119   75,846
                                               --------  -------- --------
CASH AND CASH EQUIVALENTS
  AT END OF YEAR.........................      $111,542  $ 97,239 $ 85,119
                                               ========  ======== ========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

  The supplemental consolidated financial statements give retroactive effect to the merger of West Coast Bank (West Coast) with and into F.N.B. Corporation (the Corporation). The merger was consummated on January 20, 1998 and resulted in the Corporation issuing a total of 584,063 shares of common stock. The transaction has been accounted for on a pooling-of-interests basis, and the financial statements are presented as if the merger had been consummated for all the periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical consolidated financial statements upon issuance of the Corporation's consolidated financial statements for the quarter ended March 31, 1998.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business:
  The Corporation is a bank holding company headquartered in Hermitage, Pennsylvania. As of December 31, 1997, it operates 9 banks through 71 offices and a consumer finance company through 35 offices in Pennsylvania, Ohio, Florida and New York.

Basis of Presentation:
  The supplemental consolidated financial statements include the accounts of the Corporation and its subsidiaries, including West Coast. All significant intercompany balances and transactions have been eliminated.

Use of Estimates:
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Securities:
  Debt securities are classified as held to maturity when management has the positive intent and ability to hold securities to maturity. Securities held to maturity are carried at amortized cost.

  Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with net unrealized securities gains (losses) reported separately as a component of stockholders' equity, net of tax.

  Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net securities gains (losses). The adjusted cost of specific securities sold is used to compute gains or losses on sales.

  Presently, the Corporation has no intention of establishing a trading securities classification.

Loans Held for Sale:
  Loans held for sale are recorded at the lower of aggregate cost or market value. Gain or loss on the sale of loans is included in non-interest income.

  In May of 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (FAS) No. 122, "Accounting for Mortgage Servicing Rights," an amendment of FAS No. 65. This Statement, which was adopted in 1996 on a prospective basis, allows entities originating mortgage loans for sale to recognize as an asset rights to service these loans. Additionally, the Corporation must periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The impact of this Statement did not have a material impact on the Corporation's results of operations or financial position.

Loans and the Allowance for Loan Losses:
  Loans that management has the intent and ability to hold for the foreseeable future, until maturity or payoff are reported at their outstanding principal adjusted for any charge-offs and any deferred fees or costs on originated loans.

  Interest income on loans is accrued on the principal amount outstanding. It is the Corporation's policy to discontinue interest accruals when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Non-accrual loans may not be restored to accrual status until all delinquent principal and interest has been paid, or the loan becomes both well secured and in the process of collection. Consumer installment loans are generally charged off against the allowance for loan losses upon reaching 90 to 180 days past due, depending on the installment loan type. Loan origination fees and related costs are deferred and recognized over the life of the loans as an adjustment of yield.

  The allowance for loan losses is based on management's evaluation of potential losses in the loan portfolio, which includes an assessment of past experience, current and estimated future economic conditions, known and inherent risks in the loan portfolio, the estimated value of underlying collateral and industry standards. Additions are made to the allowance through periodic provisions charged to income and recovery of principal on loans previously charged off. Losses of principal are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable.

  On January 1, 1995, the Corporation adopted FAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by FAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These standards require that impaired loans be identified and measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Impaired loans consist of non-homogeneous loans, which based on the evaluation of current information and events, management has determined that it is probable that the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation evaluates all commercial and commercial real estate loans which have been classified for regulatory reporting purposes, including non-accrual and restructured loans, in determining impaired loans. The adoption of these accounting standards had no material impact on the Corporation's financial position or results of operations.

Premises and Equipment:
  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method.

Other Real Estate Owned:
  Assets acquired in settlement of indebtedness are included in other assets at the lower of fair value minus estimated costs to sell or at the carrying amount of the indebtedness. Subsequent write-downs and net direct operating expenses attributable to such assets are included in other expenses.

Amortization of Intangibles:
  Core deposit intangibles are being amortized on accelerated methods over various lives ranging from 10-17 years.

Accounting for Postretirement Benefits Other than Pensions:
  The Corporation recognizes the projected future cost of providing postretirement benefits, such as health care and life insurance, as an expense as employees render service.

Income Taxes:
  Income taxes are computed utilizing the liability method. Under this method deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Per Share Amounts:
  Earnings and cash dividends per share have been adjusted for common stock dividends, including the stock dividend issued on April 23, 1997.

  In 1997, the Financial Accounting Standards Board issued Statement No. 128
(FAS No. 128), "Earnings per Share."   FAS No. 128 replaced the calculation of
primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been restated to conform to the FAS No. 128 requirements.

  Basic earnings per common share is calculated by dividing net income, adjusted for preferred stock dividends declared, by the sum of the weighted average number of shares of common stock outstanding.

  Diluted earnings per common share is calculated by dividing net income by the weighted average number of shares of common stock outstanding, assuming conversion of outstanding convertible preferred stock from the beginning of the year or date of issuance and the exercise of stock options and warrants. Such adjustments to net income and the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share.

Cash Equivalents:
  The Corporation considers cash and due from banks as cash and cash equivalents.

New Accounting Standards:
  FAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," establishes new standards for determining whether a transfer constitutes a sale and, if so, the determination of the resulting gain or loss. These standards are based on the consistent application of a financial components approach that focuses on control. Under this approach, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.
Provisions of this Statement are effective for certain transactions entered into in 1997 and 1998. Adoption of this Standard did not have a material effect on the Corporation's financial position or results of operations.

MERGERS, ACQUISITIONS AND DIVESTITURE

  The Corporation completed its merger with Southwest Banks, Inc. (SWBI), a multi-bank holding company headquartered in Naples, Florida, effective
January 21, 1997. Under the terms of the merger agreement, each outstanding share of SWBI's common stock was converted into .819 share of the Corporation's common stock with cash being paid in lieu of fractional shares. A total of 2,851,907 shares of the Corporation's common stock was issued. Results for all periods presented have been restated to reflect this acquisition as a pooling-of-interests.

  The Corporation completed its merger with West Coast Bancorp, Inc. (WCBI), a bank holding company headquartered in Cape Coral, Florida, effective April 18, 1997. Under the terms of the merger agreement, each outstanding share of WCBI's common stock was converted into .794 share of the Corporation's common stock with cash being paid in lieu of fractional shares. A total of 1,197,128 shares of the Corporation's common stock were issued. Results for all periods presented have been restated to reflect this acquisition as a pooling-of-interests.

  On June 30, 1997, the Corporation completed the sale of its subsidiary, Bucktail Bank and Trust Company (Bucktail), to Sun Bancorp, Inc. (Sun), a bank holding company headquartered in Selinsgrove, Pennsylvania. Under the sales agreement, Sun issued 565,384 shares of Sun's common stock in exchange for 100% ownership of Bucktail. The sale resulted in the Corporation recognizing an extraordinary after-tax gain of $5.2 million. Bucktail had assets of approximately $125.4 million as of the date of the sale.

  The Corporation completed its merger with Indian Rocks National Bank (IRNB), a community bank headquartered in Largo, Florida, effective October 17, 1997. Under the terms of the merger agreement, each outstanding share of IRNB's common stock was converted into 1.8 shares of the Corporation's common stock with cash being paid in lieu of fractional shares. A total of 630,000 shares of the Corporation's common stock were issued. The merger has been accounted for as a pooling-of-interests, except that financial statements have not been restated due to immateriality.

  On November 20, 1997, the Corporation completed its acquisition of Mercantile Bank of Southwest Florida (Mercantile), a $120 million bank located in Naples, Florida. Under the terms of the agreement, the Corporation paid $17.72 per share for each of the 847,006 outstanding shares of Mercantile's common stock. Mercantile was merged into the Corporation's existing affiliate, First National Bank of Naples. The transaction was accounted for as a purchase, and resulted in the recognition of approximately $7.0 million in goodwill.

  On February 2, 1998, the Corporation signed a definitive merger agreement with Seminole Bank (Seminole), a community bank headquartered in Seminole, Florida with assets of $94.0 million. The merger agreement calls for an exchange of
1.457 shares of the Corporation's common stock for each share of Seminole common stock. Seminole will be merged into an existing subsidiary of the Corporation, IRNB. The transaction, which is expected to close during the second quarter of 1998 pending regulatory and shareholder approval, will be accounted for as a pooling-of-interests.

SECURITIES

  The amortized cost of securities and their approximate fair values are as follows:

  Securities available for sale (in thousands):
                                                GROSS       GROSS
                                  AMORTIZED  UNREALIZED   UNREALIZED  FAIR
December 31, 1996                    COST       GAINS       LOSSES    VALUE
                                  ---------  ---------  ----------- -------
U.S. Treasury and other
 U.S. Government
 agencies and
 corporations.................    $ 262,719  $     409  $    (806)$ 262,322
Mortgage-backed
 securities of U.S............
 Government agencies..........       44,334        632       (176)   44,790
Other debt securities.........        2,000                   (16)    1,984
    TOTAL DEBT SECURITIES.....      309,053      1,041       (998)  309,096
Equity securities.............       14,235      3,942        (14)   18,163
                                  ---------  ---------  ---------  --------
                                  $ 323,288  $   4,983  $  (1,012) $327,259
                                  =========  =========  =========  ========

                                               GROSS      GROSS
                                  AMORTIZED  UNREALIZED UNREALIZED  FAIR
December 31, 1995                    COST      GAINS      LOSSES    VALUE
                                  ---------  ---------- ---------- --------
U.S. Treasury and other
 U.S. Government agencies
 and corporations............     $ 243,161  $   1,754  $    (137) $244,778
Mortgage-backed
 securities of U.S...........
 Government agencies.........        26,679        184       (130)   26,733
Other debt securities........         2,000                    (5)    1,995
                                  ---------  ---------  ---------  --------
    TOTAL DEBT SECURITIES....       271,840      1,938       (272)  273,506
Equity securities............        12,347      3,304               15,651
                                  ---------  ---------  ---------  --------
                                  $ 284,187  $   5,242  $    (272) $289,157
                                  =========  =========  =========  ========

                                               GROSS       GROSS
                                  AMORTIZED  UNREALIZED  UNREALIZED  FAIR
December 31, 1994                   COST       GAINS       LOSSES    VALUE
                                  ---------  ----------  ----------  ------
U.S. Treasury and other
 U.S. Government agencies and
 corporations.................    $ 129,975             $  (2,448) $127,527
Mortgage-backed securities of
 U.S. Government
 agencies.....................        9,166  $       3       (757)    8,412
Other debt securities.........        1,000                   (11)      989
                                  ---------  ---------  ---------  --------
    TOTAL DEBT SECURITIES.....      140,141          3     (3,216)  136,928
Equity securities.............       13,213      2,202        (81)   15,334
                                  ---------  ---------  ---------  --------
                                  $ 153,354  $   2,205  $  (3,297) $152,262
                                  =========  =========  =========  ========

  Securities held to maturity (in thousands):
                                               GROSS       GROSS
                                  AMORTIZED  UNREALIZED  UNREALIZED   FAIR
December 31, 1996                   COST       GAINS       LOSSES    VALUE
                                  ---------  ----------  ---------  -------
U.S. Treasury and
 other U.S. Government
 agencies and
 corporations.................    $  15,388  $      57  $     (22) $ 15,423
States of the U.S.
 and political
 subdivisions.................       55,569        147       (438)   55,278
Mortgage-backed
 securities of U.S.
 Government agencies..........      103,551         98       (712)  102,937
Other debt securities.........           43                    (4)       39
                                  ---------  ---------  ---------  --------
                                  $ 174,551  $     302  $  (1,176) $173,677
                                  =========  =========  =========  ========

                                                GROSS      GROSS
                                   AMORTIZED  UNREALIZED UNREALIZED  FAIR
December 31, 1995                    COST       GAINS      LOSSES   VALUE
                                  --------- ---------- --------- ---------
U.S. Treasury and other U.S.
  Government agencies
  and corporations............    $  22,367 $     170 $     (37)$  22,500
States of the U.S. and
 political subdivisions.......       47,505       197      (288)   47,414
Mortgage-backed securities of
 U.S. Government agencies.....      104,555       447      (421)  104,581
Other debt securities.........           56                  (5)       51
                                  --------- --------- --------- ---------
                                  $ 174,483 $     814 $    (751)$ 174,546
                                  ========= ========= ========= =========

                                               GROSS     GROSS
                                  AMORTIZED UNREALIZED UNREALIZED   FAIR
December 31, 1994                   COST       GAINS     LOSSES    VALUE
                                  --------- --------- ----------- ---------
U.S. Treasury and other
  U.S. Government agencies
  and corporations...........     $ 175,913 $       1 $  (4,989) $ 170,925
States of the U.S. and
  political subdivisions.....        44,805        67    (3,095)    41,777
Mortgage-backed securities
  of U.S. Government
  agencies...................        83,288         3    (5,052)    78,239
Other debt securities........            61                  (8)        53
                                  --------- ---------  --------  ---------
                                  $ 304,067 $      71  $(13,144) $ 290,994
                                  ========= =========  ========  =========

  In December of 1995, the Corporation transferred $97.5 million of debt securities from the held to maturity category to the available for sale category in accordance with the implementation guidance issued on FAS No. 115. At the time of transfer, the market value of the securities totaled $97.8 million, and the unrealized gain, net of taxes, of $118,000 was recorded as an increase to stockholders' equity.

  At December 31, 1996, securities with a carrying value of $136.5 million were pledged to secure public deposits, trust deposits and for other purposes as required by law. Securities with a carrying value of $68.8 million at December 31, 1996, were pledged as collateral for other borrowings.

  As of December 31, 1996, the Corporation had not entered into any off-balance sheet derivative transactions.

  As of December 31, 1996, the amortized cost and fair value of securities, by contractual maturities, were as follows (in thousands):

                                       HELD TO MATURITY     AVAILABLE FOR SALE
                                     --------------------  --------------------
                                      AMORTIZED     FAIR    AMORTIZED    FAIR
December 31, 1996                       COST       VALUE      COST       VALUE
                                     ---------  ---------  ---------  ---------
Due in one year or less........      $  12,269  $  12,276  $ 120,365  $ 120,555
Due from one to five years.....         46,926     46,594    126,148    125,632
Due from five to ten years.....         11,386     11,447     17,499     17,412
Due after ten years............            419        423        707        707
                                     ---------  ---------  ---------  ---------
                                        71,000     70,740    264,719    264,306
Mortgage-backed securities of
 U.S. Government Agencies......        103,551    102,937     44,334     44,790
Equity Securities..............                               14,235     18,163
                                     ---------  ---------  ---------  ---------
                                     $ 174,551  $ 173,677  $ 323,288  $ 327,259
                                     =========  =========  =========  =========

  Maturities may differ from contractual terms because borrowers may have the right to call or prepay obligations with or without penalties. Periodic payments are received on mortgage-backed securities based on the payment patterns of the underlying collateral.

  Proceeds from sales of securities available for sale during 1996, 1995 and 1994 were $42.2 million, $7.6 million and $16.0 million, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):

                                           1996    1995   1994
                                         ------  ------  ------
Gross gains.....................         $  880  $  530  $1,351
Gross losses....................             93      37     126
                                         ------  ------  ------
                                         $  787  $  493  $1,225
                                         ======  ======  ======

LOANS

  Following is a summary of loans (in thousands):

December 31                                       1996        1995
                                               ----------  ----------
Real estate:
 Residential............................       $  716,672  $  634,335
 Commercial.............................          441,767     401,030
 Construction...........................           44,296      37,043
Installment loans to individuals........          397,600     385,506
Commercial, financial and agricultural..          196,549     172,208
Lease financing.........................           21,538       5,037
Unearned income.........................          (23,846)    (27,377)
                                               ----------  ----------
                                               $1,794,576  $1,607,782
                                               ==========  ==========

  Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as associates of such persons, were loan customers during 1996. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the amount of loans in which the aggregate of the loans to any such persons exceeded $60,000 during the year
(in thousands):

           Total loans at December 31, 1995         $  30,866
           New loans.......................            43,345
           Repayments......................           (39,225)
           Other...........................            (2,669)
                                                    ---------
           Total loans at December 31, 1996         $  32,317
                                                    =========

  Other represents the net change in loan balances resulting from changes in related parties during the year.

NON-PERFORMING ASSETS

  Following is a summary of non-performing assets (in thousands):

December 31                           1996    1995     1994
                                   -------- -------- --------
Non-accrual loans..............    $  9,644 $  9,567 $ 11,244
Restructured loans.............       2,146    3,075    3,157
                                   -------- -------- --------
  TOTAL NON-PERFORMING LOANS...      11,790   12,642   14,401
Other real estate owned........       7,070    4,835    4,902
                                   -------- -------- --------
  TOTAL NON-PERFORMING ASSETS..    $ 18,860 $ 17,477 $ 19,303
                                   ======== ======== ========

  For the years ended December 31, 1996, 1995 and 1994, income recognized on non-accrual and restructured loans was $763,000, $684,000 and $676,000, respectively. Income that would have been recognized during 1996, 1995 and 1994 on such loans if they were in accordance with their original terms was $1.4 million, $1.3 million and $1.8 million, respectively. Loans past due 90 days or more were $3.0 million, $3.9 million and $2.8 million at December 31, 1996, 1995 and 1994, respectively.

  Following is a summary of information pertaining to loans considered to be impaired under FAS 114 (in thousands):

At of For the Year Ended December 31               1996       1995
                                                 --------- ---------
Impaired loans with an allocated allowance...     $ 4,735   $ 7,739
Impaired loans without an allocated allowance       5,298     7,575
                                                  -------   -------
   Total impaired loans......................     $10,033   $15,314
                                                  =======   =======
Allocated allowance on impaired loans........     $ 1,475   $ 1,496
                                                  =======   =======
Portion of impaired loans on non-accrual.....     $ 4,818   $ 5,760
                                                  =======   =======
Average impaired loans.......................     $12,909   $18,690
                                                  =======   =======
Income recognized on impaired loans..........     $   752   $ 1,117
                                                  =======   =======

ALLOWANCE FOR LOAN LOSSES

  Following is an analysis of changes in the allowance for loan losses (in thousands):

Year Ended December 31                     1996      1995      1994
                                        --------  --------  --------
Balance at beginning of year.......     $ 24,967  $ 23,018  $ 18,622

Charge-offs........................       (7,811)   (7,237)   (6,839)
Recoveries.........................        1,617     1,951     1,994
                                        --------  --------  --------
    NET CHARGE-OFFS................       (6,194)   (5,286)   (4,845)
Provision for loan losses..........        9,876     7,235     9,241
                                        --------  --------  --------
Balance at end of year.............     $ 28,649  $ 24,967  $ 23,018
                                        ========  ========  ========
PREMISES AND EQUIPMENT

  Following is a summary of premises and equipment (in thousands):

December 31                               1996      1995
                                        --------  --------
Land..............................      $  9,976  $  8,967
Premises..........................        44,372    36,784
Equipment.........................        32,593    30,476
                                        --------  --------
                                          86,941    76,227
Accumulated depreciation..........       (37,645)  (33,075)
                                        --------  --------
                                        $ 49,296  $ 43,152
                                        ========  ========

  Depreciation expense was $5.5 million for 1996, $4.7 million for 1995 and $4.5 million for 1994. The Corporation completed construction of a new multi-story building in Hermitage, as well as several new branches in 1997. Construction, equipment and furnishing costs totaled $14.3 million, of which $5.3 million has been funded as of December 31, 1996.

  The Corporation has operating leases extending to 2044 for certain land, office locations and equipment. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $2.6 million for 1996, $2.7 million for 1995 and $2.1 million for 1994. Total minimum rental commitments under such leases were $22.0 million at December 31, 1996.
Following is a summary of future minimum lease payments for years following December 31, 1996 (in thousands):

            1997 . . . . . . . . . . . . . . .$1,762
            1998 . . . . . . . . . . . . . . . 1,504
            1999 . . . . . . . . . . . . . . .   996
            2000 . . . . . . . . . . . . . . .   757
            2001 . . . . . . . . . . . . . . .   647
            Later years. . . . . . . . . . . .16,289

DEPOSITS

  Following is a summary of deposits (in thousands):

December 31                                     1996        1995
                                            ----------   ----------
Non-interest bearing.................       $  244,844   $  242,607
Savings and NOW......................          891,084      798,936
Certificates of deposit and
  other time deposits................          949,924      928,653
                                            ----------   ----------
                                            $2,085,852   $1,970,196
                                            ==========   ==========

  Following is a summary of the scheduled maturities of time deposits for each of the five years following December 31, 1996 (in thousands):

            1997 . . . . . . . . . . . . . . .$636,618
            1998 . . . . . . . . . . . . . . . 170,673
            1999 . . . . . . . . . . . . . . .  59,874
            2000 . . . . . . . . . . . . . . .  63,816
            2001 . . . . . . . . . . . . . . .  17,797
            Later years. . . . . . . . . . . .   1,146

  Time deposits of $100,000 or more were $180.2 million and $165.7 million at December 31, 1996 and 1995, respectively. Following is a summary of these time deposits by remaining maturity at December 31, 1996(in thousands):

                               CERTIFICATES   OTHER TIME
December 31, 1996               OF DEPOSIT     DEPOSITS       TOTAL
                               ------------  -----------   ----------

Three months or less.......      $57,419      $  4,151      $ 61,570
Three to six months........       34,615         2,496        37,111
Six to twelve months.......       34,395         4,986        39,381
Over twelve months.........       23,622        18,523        42,145
                                --------      --------      --------
                                $150,051      $ 30,156      $180,207
                                ========      ========      ========

SHORT-TERM BORROWINGS

  Following is a summary of short-term borrowings (in thousands):

December 31                                         1996       1995
                                                  --------   --------
Securities sold under repurchase agreements       $ 38,367   $ 23,482
Federal funds purchased....................         21,052
Other short-term borrowings................          1,506      4,872
Subordinated notes.........................         55,201     47,362
                                                  --------   --------
                                                  $116,126   $ 75,716
                                                  ========   ========

  Credit facilities amounting to $25.0 million at December 31, 1996 and December 31, 1995 were maintained with various banks with rates which are at or below prime rate. The facilities and their terms are periodically reviewed by the banks and are generally subject to withdrawal at their discretion. The amount of these credit facilities which were unused amounted to $25.0 million at December 31, 1996 and $22.0 million at December 31, 1995.

  In addition, certain subsidiaries have lines of credit with the Federal Home Loan Bank, which if used would require collateralization. No amounts were used as of December 31, 1996.

LONG-TERM DEBT

  Following is a summary of long-term debt (in thousands):

December 31                                  1996     1995
                                          --------  --------
Real estate mortgages payable.........    $    147  $    284
Federal Home Loan Bank advances.......      24,042    13,106
Subordinated notes....................      33,990    37,394
                                          --------  --------
                                          $ 58,179  $ 50,784
                                          ========  ========

  The Federal Home Loan Bank advances are secured by residential real estate loans and Federal Home Loan Bank Stock and are scheduled to mature in various amounts annually from 1997 through 1999. Interest rates paid on these advances range from 5.10% to 5.38%.

  Subordinated notes are unsecured and subordinated to other indebtedness of the Corporation. The subordinated notes are scheduled to mature in various amounts annually from 1997 through the year 2006. At December 31, 1996, $24.0 million of long-term subordinated debt is redeemable prior to maturity at a discount equal to three months of interest. The issuer may require the holder to give
30 days prior written notice. No sinking fund is required and none has been established to retire the debt. The weighted average interest rate on long-term subordinated debt was 7.69% at December 31, 1996 and 7.79% at December 31, 1995.

  Scheduled annual maturities for all of the long-term debt for each of the five years following December 31, 1996 are as follows (in thousands):

               1997.....................  $24,284
               1998.....................    4,607
               1999.....................   12,042
               2000.....................    1,932
               2001.....................      963
               Later years..............   14,351

COMMITMENTS AND CREDIT RISK

  The Corporation has commitments to extend credit and standby letters of credit which involve certain elements of credit risk in excess of the amount stated in the consolidated balance sheet. The Corporation's exposure to credit loss in the event of non-performance by the customer is represented by the contractual amount of those instruments. Consistent credit policies are used by the Corporation for both on- and off-balance sheet items.

  Following is a summary of off-balance sheet credit risk information (in thousands):

December 31                                     1996        1995
                                              --------    --------
Commitments to extend credit................  $290,824    $233,538
Standby letters of credit...................    16,014      13,357

  At December 31, 1996, funding of approximately 75% of the commitments to extend credit is dependent on the financial condition of the customer. The Corporation has the ability to withdraw such commitments at its discretion. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Based on management's credit evaluation of the customer, collateral may be deemed necessary. Collateral requirements vary and may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Corporation which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

STOCKHOLDERS' EQUITY

  Series A - Cumulative Convertible Preferred Stock (Series A Preferred) was created for the purpose of acquiring Reeves Bank. Holders of Series A Preferred are entitled to 5.4 votes for each share held. The holders do not have cumulative voting rights in the election of directors. Dividends are cumulative from the date of issue and are payable at $.42 per share each quarter.
Series A Preferred is convertible at the option of the holder into shares of the Corporation's common stock having a market value of $25.00 at time of conversion. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate. During 1996, 1,250 shares of Series A Preferred were converted to 1,336 shares of common stock.
At December 31, 1996, 27,101 shares of common stock were reserved by the Corporation for the conversion of the remaining 23,588 outstanding shares.

  Series B - Cumulative Convertible Preferred Stock (Series B Preferred) was issued during 1992 for the purpose of raising capital for the Erie acquisition. Holders of Series B Preferred have no voting rights. Dividends are cumulative from the date of issue and are payable at $.46875 per share each quarter. Series B Preferred has a stated value of $25.00 per share and is convertible at the option of the holder at any time into shares of the Corporation's common stock at a price of $11.64 per share. The Corporation has the right to require the redemption of the balance of all outstanding shares at the conversion rate. During 1996, 97,857 shares of Series B Preferred were converted to 197,792 shares of common stock. At December 31, 1996, 706,424 shares of common stock were reserved by the Corporation for the conversion of the remaining 328,943 outstanding shares.

STOCK INCENTIVE PLANS

  The Corporation has available up to 913,962 shares of common stock to be issued under the restricted stock and incentive bonus and restricted stock bonus plans to key employees of the Corporation. All shares of stock awarded under these plans vest in equal installments over a five year period on each anniversary of the date of grant. At December 31, 1996, 2,102 shares were vested under these plans. Participants have full voting rights on all shares regardless of vesting unless forfeited. The shares of stock awarded under the plan are held in the participants name and are enrolled in the Voluntary Dividend Reinvestment and Stock Purchase Plan. During 1996, the Corporation awarded 1,470 shares, 20% of which become vested in January 1997.

  The Corporation has available up to 2,151,362 shares of common stock to be issued under both incentive and non-qualified stock option plans to key
employees of the Corporation.   The options are granted at a price equal to
the fair market value at the date of the grant and are exercisable within ten years from the date of the grant. The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), and related interpretations in accounting for its employee stock options. Under APB No. 25, because the exercise price of the Corporation's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Pro forma information regarding net income and earnings per share is required by FAS No. 123, "Accounting for Stock-Based Compensation." FAS No. 123 also requires that the pro forma information be determined using the fair value method as if the Corporation had accounted for its employee stock options granted subsequent to December 31, 1994. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1996 and 1995: risk-free interest rates of 5.63% and 7.65%, respectively; dividend yield of 3.00%; volatility factor of the expected market price of the Corporation's common stock of .19%; and a weighted average expected life of the option of 7.5 years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferrable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period of five years. Because FAS No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1997.

  Following is the pro forma information (in thousands, except per share data):

Year Ended December 31                             1996        1995
                                                --------    --------
Pro forma net income........................    $ 20,824    $ 22,054
                                                ========    ========
Pro forma net income per common share:
  Basic.....................................       $1.37       $1.46
                                                   =====       =====
  Diluted...................................       $1.33       $1.42
                                                   =====       =====

  At December 31, 1996, options for 440,901 of common stock were exercisable at prices ranging from $6.00 to $17.15 per share.

  Activity in the Option Plan during the past three years was as follows:

                                          1996     1995     1994
                                        -------  -------  -------
Outstanding, beginning of year......    801,567  695,514  570,178
  Granted during the year...........    188,247  136,826  145,529
  Exercised during the year
   (at prices ranging
   from $6.00 to $17.15 per share)..    (12,315) (15,240)  (3,753)
  Forfeited during the year.........     (6,600) (15,533) (16,440)
                                        -------  -------  -------
Ending balance......................    970,899  801,567  695,514
                                        =======  =======  =======

  The Corporation has granted warrants to purchase one share of common stock (at an exercise price of $6.57 or $10.57 per share). Such warrants are exercisable and will expire on June 19, 2001 or December 17, 2003. The Corporation has reserved 209,865 shares of common stock for issuance in connection with these warrants.

RETIREMENT PLANS

  Certain of the Corporation's subsidiaries have defined benefit retirement plans covering substantially all of their employees. The expense associated with these plans was $2.0 million in 1996, $1.7 million in 1995 and $1.6 million in 1994.

  The defined benefit plans provide benefits based on years of credited service and compensation (as defined), subject to ERISA limitations. Contributions to the tax-qualified plans are made in amounts not less than the minimum-required contribution under ERISA nor more than the maximum-deductible contribution under the Internal Revenue Code.

  Following is the estimated funded status (in thousands):

December 31                    1996                             1995
                   -----------------------------   ----------------------------
                     PLANS WHOSE     PLANS WHOSE     PLANS WHOSE    PLANS WHOSE
                   ASSETS EXCEED     ACCUMULATED   ASSETS EXCEED    ACCUMULATED
                     ACCUMULATED        BENEFITS     ACCUMULATED       BENEFITS
                        BENEFITS   EXCEED ASSETS        BENEFITS  EXCEED ASSETS
                   -------------   -------------   -------------  -------------

Actuarial present
value of:
  Vested benefit
  obligation            $ 13,841       $   2,770        $ 13,406       $ 2,439
                        ========       =========        ========       =======
  Accumulated benefit
  obligation            $ 14,150       $   3,635        $ 13,625       $ 3,169
                        ========       =========        ========       =======
  Projected benefit
  obligation for
  services rendered
  to date               $(17,472)      $ (4,160)        $(17,114)      $(3,720)
Plan assets at fair
value, primarily U.S.
Government securities
and common stocks         20,238                          17,881
                         -------       --------         --------       -------
Plan assets in excess
of or (less than)
projected benefit
obligation                 2,766         (4,160)             767        (3,720)
Unrecognized net
 (gain) loss              (1,832)           (63)              21           (33)
Unrecognized net
 obligation                   52                              58
Unrecognized prior
 service cost                146          1,911              162         2,185
                        --------        -------         --------      --------
Prepaid (accrued)
 pension costs          $  1,132        $(2,312)        $  1,008      $ (1,568)
                        ========        =======         ========      ========

  The pension expense for the defined benefit plans included the following components (in thousands):

Year Ended December 31                       1996       1995       1994
                                           -------    -------     ------
Service costs - benefits
 earned during the period...........       $ 1,244    $   854     $1,072
Interest cost on projected
 benefit obligation.................         1,525      1,375      1,237
Actual return on plan assets........        (2,026)    (3,014)       330
Net amortization....................           894      2,115     (1,293)
                                           -------    -------     ------
Net pension expense.................       $ 1,637    $ 1,330     $1,346
                                           =======    =======     ======

Assumptions as of December 31                1996       1995       1994
                                           -------    -------     ------
Weighted average discount rate.............   7.5%       7.0%       8.5%
Rates of increase in compensation levels...   4.0%       4.0%       4.0%
Expected long-term rate of return on assets   8.0%       8.0%       8.0%

  At December 31, 1996 and 1995, respectively, plan assets include $965,000 and $745,000 of the Corporation's common stock and $184,000 and $193,000 of the Corporation's subordinated debt.

  Certain subsidiaries of the Corporation participate in a qualified 401(k) defined contribution plan for the full-time employees of the subsidiary. A percentage of employees' contributions to the plan are matched by the Corporation. The Corporation's contribution expense amounted to $448,000 in 1996, $422,000 in 1995 and $327,000 in 1994.

  The remaining subsidiaries of the Corporation participate in a Salary Savings ESOP Plan, under which eligible employees may contribute a percentage of their salary. The Corporation matches 50 percent of an eligible employee's contribution on the first 6 percent that the employee defers, and may make a discretionary contribution payable either in cash or the Corporation's common stock based upon the Corporation's profitability and approval of the Board of Directors. Employees are generally eligible to participate upon completing one year of service and having attained age 21. Employer contributions become 20 percent vested when an employee has completed two years of service, and vest at a rate of 20 percent per year thereafter. The Corporation recognized expense of $384,000 in 1996, $298,000 in 1995 and $189,000 in 1994 related to the Salary
Savings ESOP Plan.

POSTRETIREMENT PLANS

  In addition to the Corporation's retirement plans, the Corporation has various unfunded postretirement plans which provide medical benefits and life insurance benefits to its retirees. The postretirement health care plans vary, the most stringent of which are contributory and contain other cost-sharing features such as deductibles and co-insurance. The life insurance plans are noncontributory.

  The amounts recognized in the Corporation's consolidated financial statements are as follows (in thousands):

Year Ended December 31                              1996       1995
                                                 ---------   --------
Accumulated postretirement
benefit obligation:
  Current retirees..........................     $    79     $   186
  Fully eligible actives....................          49          50
  Other actives.............................         688         594
                                                 -------     -------
Total Accumulated Postretirement
  Benefit Obligation........................         816         830
Unrecognized net transition obligation......        (612)       (760)
Unrecognized net gain.......................         233         255
Unrecognized prior service cost.............          (7)         (9)
                                                 -------     -------
Accrued postretirement benefit liability....     $   430     $   316
                                                 =======     =======

  Net periodic postretirement benefit cost included the following components (in thousands):

Year Ended December 31                           1996    1995    1994
                                                ------- ------- -------

Service cost..............................      $    66 $    60 $    75
Interest cost.............................           54      68      73
Amortization of transition obligation.....           30      38      49
                                                ------- ------- -------
Net periodic postretirement benefit cost..      $   150 $   166 $   197
                                                ======= ======= =======

  A 6.50 % annual rate of increase in the per capita costs of covered health care benefits is assumed for 1997, gradually decreasing to 5.25 % by the year 2001. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $77,000 and increase the aggregate of the service and interest cost component of net periodic postretirement benefit cost for 1996 by $14,000. A discount rate of 7.50 % was used to determine the accumulated postretirement benefit obligation.

RECAPITALIZATION OF SAVINGS ASSOCIATION INSURANCE FUND

  On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law and included a provision to recapitalize the Savings Association Insurance Fund (SAIF). The legislation required a one-time assessment on all deposits insured by the SAIF, including those held be chartered commercial banks as a result of previous acquisitions. The one-time assessment paid by the Corporation totaled $2.8 million, or $.18 per share. The legislation also included provisions that will result in a reduction in future annual deposit insurance costs.

INCOME TAXES

  Income tax expense consists of the following (in thousands):

Year Ended December 31                       1996     1995      1994
                                           -------   -------   -------
Current income taxes:
  Federal taxes.....................       $11,946   $11,058   $ 9,327
  State taxes.......................           388       489       365
                                           -------   -------   -------
                                            12,334    11,547     9,692
Deferred income taxes:
  Federal taxes.....................        (1,679)     (665)   (1,617)
  State taxes.......................          (106)      (12)      (15)
                                           -------   -------   -------
                                           $10,549   $10,870   $ 8,060
                                           =======   =======   =======

  The tax effects of temporary differences that give rise to deferred tax assets liabilities are presented below (in thousands):

December 31                                    1996        1995
                                             --------    --------
Deferred tax assets:
  Allowance for loan losses..........        $  8,842    $  7,731
  Deferred compensation..............             936         860
  Deferred benefits..................             634         386
  Loan fees..........................             247         236
  Other..............................           1,112         639
                                             --------    --------
    TOTAL GROSS DEFERRED TAX ASSETS..          11,771       9,852
                                             ========    ========
Deferred tax liabilities:
  Depreciation.......................            (785)       (941)
  Dealer reserve participation.......                        (957)
  Unrealized gains on securities
    available for sale...............          (2,118)     (2,103)
  Leasing............................          (1,915)       (285)
  Other..............................            (719)     (1,100)
                                              -------    --------
    TOTAL GROSS DEFERRED TAX LIABILITIES       (5,537)     (5,386)
                                              -------    --------
    NET DEFERRED TAX ASSETS..........         $ 6,234    $  4,466
                                              =======    ========

  Following is a reconciliation between tax expense using federal statutory tax and actual effective tax:

Year Ended December 31                               1996    1995    1994
                                                    -----   -----   -----
Federal statutory tax..........................      35.0%   35.0%   35.0%
Effect of nontaxable interest and
  dividend income..............................      (4.2)   (4.1)   (5.6)
State taxes....................................        .6      .9     1.0
Goodwill.......................................        .3      .4      .6
Merger related costs...........................       2.3
Other items....................................       (.6)     .7     2.4
                                                    -----   -----   -----
Actual effective taxes.........................      33.4%   32.9%   33.4%
                                                    =====   =====   =====

  Included in loan income is interest on tax-free loans of $2.1 million, $2.4 million and $2.5 million for 1996, 1995 and 1994, respectively. The related income tax expense on securities gains amounting to $289,000, $173,000 and $456,000 for 1996, 1995 and 1994, respectively, is included in income taxes.

EARNINGS PER SHARE

  The following tables set forth the computation of basic and diluted earnings per share (dollars in thousands, except per share data):

Year Ended December 31                          1996        1995        1994
                                             ----------  ----------  ----------
Basic
Net Income..................................    $20,997     $22,122     $16,095
Less:  Preferred Stock Dividends Declared...        766         849         853
                                                -------     -------     -------
Net Income Applicable to Common Stock.......    $20,231     $21,273     $15,242
                                                =======     =======     =======

Average Common Shares Outstanding........... 14,630,386  14,509,993  14,088,494
                                             ==========  ==========  ==========

Net Income per Common Share.................      $1.38       $1.47       $1.08
                                                  =====       =====       =====

Diluted
Net Income Applicable to Common Stock.......    $20,997     $22,122     $16,095
                                                =======     =======     =======

Average Common Shares Outstanding........... 14,630,386  14,509,993  14,088,494
Convertible Preferred Stock.................    902,114   1,004,432     971,416
Net Effect of Dilutive Stock Options
  Based on the Treasury Stock Method
  Using the Average Market Price............    155,821      89,282      80,746
                                             ----------  ----------  ----------
                                             15,688,321  15,603,707  15,140,656
                                             ==========  ==========  ==========

Net Income per Common Share.................      $1.34       $1.42       $1.06
                                                  =====       =====       =====

CASH FLOW INFORMATION

  Following is a summary of supplemental cash flow information (in thousands):

Year Ended December 31                     1996      1995      1994
                                         --------  --------  --------
Cash paid during year for:
  Interest............................   $ 79,435  $ 75,144  $ 60,084
  Income taxes........................     10,135    11,393     8,826

Non-cash Investing and
  Financing Activities:
    Acquisition of real estate in
      settlement of loans.............   $  6,460  $  3,304  $  3,829
    Loans granted in the sale
    of other real estate..............        319       321     1,267
    Transfers and reclassifications
    of investment securities to
    securities available for sale.....               97,483    25,717
    Loans reclassified from
    held for sale.....................                        119,858

REGULATORY MATTERS

  The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices.
The Corporation's and banking subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulators to ensure capital adequacy require the Corporation and its banking subsidiaries to maintain minimum amounts and ratios of total and tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of tier 1 capital to average assets (as defined). Management believes, as of December 31, 1996, that the Corporation and each of its banking subsidiaries meet all capital adequacy requirements to which they are subject.

  Capital ratios as of December 31, 1996 for the Corporation and its significant subsidiary, First National Bank of Pennsylvania, are as follows (dollars in thousands):

                                                                 TO BE WELL
                                                              CAPITALIZED UNDER
                                              FOR CAPITAL     PROMPT CORRECTIVE
                               ACTUAL      ADEQUACY PURPOSES  ACTION PROVISIONS
                           AMOUNT   RATIO    AMOUNT   RATIO     AMOUNT   RATIO
                          --------  -----  ---------  -----   ---------  -----
F.N.B. CORPORATION:
  Total Capital........   $234,433  13.0%   $144,184   8.0%    $180,230  10.0%
    (to risk-weighted
     assets)
  Tier 1 Capital.......    202,652  11.2      72,092   4.0      108,138   6.0
    (to risk-weighted
     assets)
  Tier 1 Capital.......    202,652   8.2      99,388   4.0      124,235   5.0
    (to average assets)

FIRST NATIONAL BANK OF
  PENNSYLVANIA:
  Total Capital........   $ 88,259  12.0%   $ 58,668   8.0%    $ 73,335  10.0%
    (to risk-weighted
     assets)
  Tier 1 Capital.......     79,059  10.8      29,334   4.0       44,001   6.0
    (to risk-weighted
     assets)
  Tier 1 Capital.......     79,059   7.8      50,904   4.0       50,904   5.0
    (to average assets)
  As of December 31, 1996, the Corporation and each of its banking subsidiaries have been categorized by the various regulators as "well capitalized" under the regulatory framework for prompt corrective action.

  The Corporation's banking subsidiaries were required to maintain aggregate reserves amounting to $20.5 million at December 31, 1996 to satisfy federal regulatory requirements. The Corporation also maintains deposits for various services such as check clearing.

  Certain limitations exist under applicable law and regulations by regulatory agencies regarding dividend payments to a parent by its subsidiaries. As of December 31, 1996, the subsidiaries had $28.4 million of retained earnings available for distribution as dividends without prior regulatory approval.

  Under current Federal Reserve regulations, the Corporation's banking subsidiaries are limited in the amount they may lend to non-bank affiliates, including the Corporation. Such loans must be secured by specified collateral. In addition, any such loans to a single non-bank affiliate may not exceed 10% of any banking subsidiary's capital and surplus and the aggregate of loans to all such affiliates may not exceed 20%. The maximum amount that may be borrowed by the parent company under these provisions approximated $37.7 million at December 31, 1996.

PARENT COMPANY FINANCIAL STATEMENTS

  Below is condensed financial information of F.N.B. Corporation (parent company only). In this information, the parent's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since acquisition. This information should be read in conjunction with the supplemental consolidated financial statements.

BALANCE SHEET (IN THOUSANDS):
December 31                                     1996        1995
                                              --------   ---------
ASSETS
Cash...................................       $     19   $     16
Short-term investments.................          4,457      2,928
Advances to subsidiaries...............         81,099     76,849
Receivables............................          5,162      4,761
Securities available for sale..........          7,191      6,720
Investment in bank subsidiaries........        187,957    174,553
Investment in non-bank subsidiaries....         14,715     20,869
                                              --------   --------
                                              $300,600   $286,696
                                              ========   ========
LIABILITIES
Other liabilities......................       $  4,215   $  4,092
Short-term borrowings..................         55,201     50,362
Long-term debt.........................         33,990     37,394
                                              --------   --------
  TOTAL LIABILITIES....................         93,406     91,848
                                              --------   --------
STOCKHOLDERS' EQUITY...................        207,194    194,848
                                              --------   --------
  TOTAL................................       $300,600   $286,696
                                              ========   ========

INCOME STATEMENT (IN THOUSANDS)
Year Ended December 31                  1996      1995      1994
                                      -------   -------   -------
INCOME
Dividend income from subsidiaries:
  Bank............................    $11,778   $ 8,942   $ 6,849
  Non-bank........................      2,501     3,706     3,596
                                      -------   -------   -------
                                       14,279    12,648    10,445
Gain on sale of securities........        850       512     1,287
Interest income...................      5,394     4,924     4,062
Other income......................        254       206       190
                                      -------   -------   -------
  TOTAL INCOME....................     20,777    18,290    15,984
                                      -------   -------   -------

EXPENSES
Interest expense..................      5,920     5,972     5,465
Service fees......................        617       609       559
Other expenses....................      2,076     1,297     1,239
                                      -------   -------   -------
  TOTAL EXPENSES..................      8,613     7,878     7,263
                                      -------   -------   -------

INCOME BEFORE TAXES AND
  EQUITY IN UNDISTRIBUTED INCOME
  OF SUBSIDIARIES.................     12,164    10,412     8,721
Income tax credit.................        618       700       430
                                      -------   -------   -------
                                       12,782    11,112     9,151
                                      -------   -------   -------
Equity in undistributed income
  of subsidiaries:
    Bank.........................       7,182    10,011     6,776
    Non-bank.....................       1,033       999       168
                                      -------   -------   -------
                                        8,215    11,010     6,944
                                      -------   -------   -------
NET INCOME.......................     $20,997   $22,122   $16,095
                                      =======   =======   =======

STATEMENT OF CASH FLOWS (IN THOUSANDS)
Year Ended December 31                        1996      1995      1994
                                            --------  --------  --------
OPERATING ACTIVITIES
Net income...........................       $ 20,997  $ 22,122  $ 16,095
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
    Gain on sale of securities.......           (850)     (512)   (1,287)
    Undistributed earnings of
      subsidiaries...................         (8,215)  (11,010)   (6,944)
    Other, net.......................         (2,030)     (882)   (1,417)
                                             -------   -------   -------
      Net cash flows from
      operating activities...........          9,902     9,718     6,447

INVESTING ACTIVITIES
Purchase of securities...............           (235)     (383)     (400)
Proceeds from sale of securities.....          1,244       922     2,346
Advances from (to) subsidiaries......         (4,250)   (6,107)   (4,779)
Investment in subsidiaries...........            356       737   (16,278)
                                             -------   -------  --------
    Net cash flows from
     investing activities............         (2,885)   (4,831)  (19,111)

FINANCING ACTIVITIES
Net decrease in due to non-bank
 subsidiary............................                           (4,295)
Net decrease in short-term borrowings..        4,839    (1,723)   (1,210)
Decrease in long-term debt.............      (12,303)   (5,334)   (7,400)
Increase in long-term debt.............        8,899     6,274    15,275
Purchase of common stock...............       (3,421)   (1,447)   (1,143)
Sale of common stock...................        1,861     1,689    14,867
Cash dividends paid....................       (6,889)   (4,343)   (3,419)
                                            --------  --------  --------
    Net cash flows from financing
    activities.........................       (7,014)   (4,884)   12,675
                                            --------  --------  --------
NET INCREASE IN CASH...................            3         3        11
Cash at beginning of year..............           16        13         2
                                            --------  --------  --------
CASH AT END OF YEAR....................     $     19  $     16  $     13
                                            ========  ========  ========

CASH PAID
Interest...............................     $  6,251  $  5,009  $  4,433
Income taxes...........................                               39

  Subordinated notes, included within short-term borrowings and long-term debt, are unsecured and subordinated to other indebtedness of the Corporation. At December 31, 1996, $79.1 million principal amount of such notes was redeemable prior to maturity by the holder at a discount equal to one month of interest on short-term notes or three months of interest on long-term notes. The issuer may require the holder to give 30 days prior written notice. No sinking fund has been established to retire the notes. The weighted average interest rate was 6.25% at December 31, 1996 and 6.63% at December 31, 1995. The subordinated notes are scheduled to mature in various amounts annually from 1997 through the year 2006.

  Following is a summary of the combined aggregate scheduled annual maturities for each year following December 31, 1996 (in thousands):

               1997...................  $64,387
               1998...................    4,583
               1999...................    3,018
               2000...................    1,917
               2001...................      948
               Later years............   14,338

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Due from Banks:
  For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities:
  For both securities available for sale and securities held to maturity, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans:
  The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of adjustable rate loans approximate the carrying amount, as these loans reprice periodically at current market rates.

Deposits:
  The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefits that result from low-cost funding provided by the deposit liabilities compared to the cost of alternate sources of funds.

Short-Term Borrowings:
  The carrying amounts for short-term borrowings approximate fair value for amounts that mature in 90 days or less. The fair value of subordinated notes is estimated by discounting future cash flows using rates currently offered.

Long-Term Debt:
  The fair value of long-term debt is estimated by discounting future cash flows based on the market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.

  The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                      1996                  1995
                            ----------------------  ----------------------
                              CARRYING     FAIR      CARRYING      FAIR
                               AMOUNT      VALUE      AMOUNT       VALUE
                            ----------  ----------  ----------  ----------
FINANCIAL ASSETS
Cash and short-term
 investments............    $  124,386  $  124,386  $  167,231  $  167,231
Securities available
 for sale...............       327,259     327,259     289,157     289,157
Securities held to
 maturity...............       174,551     173,677     174,483     174,546
Net loans...............     1,776,015   1,802,194   1,583,378   1,606,038

FINANCIAL LIABILITIES
Deposits................    $2,085,852  $2,092,333  $1,970,189  $1,975,897
Short-term borrowings...       112,230     112,230      73,501      73,501
Long-term debt..........        58,179      58,901      50,784      50,504

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL SELECTED FINANCIAL DATA (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
DATA)

YEAR ENDED
DECEMBER 31 *           1996       1995        1994        1993        1992
                    ----------  ----------  ----------  ----------  ----------
Total interest
 income............ $  189,803  $  178,614  $  153,983  $  147,959  $  145,832
Total interest
 expense...........     80,046      77,127      61,444      64,325      71,692
Net interest income    109,757     101,487      92,539      83,634      74,140
Provision for loan
  losses...........      9,876       7,235       9,241       9,986      16,075
Total non-interest
 income............     21,026      19,884      17,774      19,252      15,764
Total non-interest
 expenses..........     89,361      81,144      76,887      72,823      61,264
Net income.........     20,997      22,122      16,095      12,905       8,914
Net income,
 excluding non-
 recurring items...     24,864

AT YEAR-END
Total assets......  $2,502,580  $2,321,779  $2,153,380  $2,042,383  $1,988,566
Deposits..........   2,085,852   1,970,196   1,805,849   1,765,599   1,735,611
Net loans.........   1,765,927   1,582,815   1,486,701   1,250,036   1,187,261
Long-term debt....      58,179      50,784      56,614      32,528      33,198
Preferred stock...       3,525       4,516       4,563       4,582       4,605
Total stockholders'
 equity...........     207,193     194,848     172,418     146,989     129,894

PER COMMON SHARE *
Net income
  Basic...............  $ 1.38      $ 1.47      $ 1.08       $ .94       $ .70
  Diluted.............    1.34        1.42        1.06         .93         .70
Net income, excluding
 non-recurring items..
  Basic...............    1.63
  Diluted.............    1.58
Cash dividends (FNB)..     .60         .33         .24         .23         .21
Cash dividends (WCBI).     .23         .20         .17         .08
Book value............   13.70       12.80       11.29       10.44        9.63

RATIOS *
Return on average
 assets...............     .88%        .99%        .77%        .65%        .51%
Return on average
 assets, excluding
 non-recurring items..    1.04
Return on average
 equity...............   10.37       12.02        9.79        9.16        7.25
Return on average
 equity, excluding
 non-recurring items..   12.28
Dividends payout
 ratio................   30.27       16.40       16.82       20.39       24.09
Average equity to
 average assets.......    8.49        8.24        7.83        7.10        7.03

* Non-recurring items include a one-time assessment of $1.8 million legislated by Congress to recapitalize the Savings Association Insurance Fund and merger related costs of approximately $2.1 million, each on an after-tax basis.

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL QUARTERLY EARNINGS SUMMARY (Dollars in thousands, except per share data)

QUARTER ENDED 1996 *                   MAR. 31   JUNE 30  SEPT. 30   DEC. 31
                                      --------- --------- --------- ---------
Total interest income.............     $46,709   $47,028   $47,323   $48,743
Total interest expense............      19,954    19,563    19,900    20,629
Net interest income...............      26,755    27,465    27,423    28,114
Provision for loan losses.........       1,757     1,985     1,860     4,274
Total non-interest income.........       5,278     5,161     5,596     4,991
Total non-interest expenses.......      21,083    21,142    23,939    23,197
Net income........................       6,313     6,453     4,958     3,273
Net income, excluding
 non-recurring items .............                           6,885     5,213

PER COMMON SHARE *
Net income
  Basic...........................        $.43      $.44      $.33      $.18
  Diluted.........................         .41       .41       .32       .20
Net income, excluding
  non-recurring items
  Basic...........................                             .46       .30
  Diluted.........................                             .44       .32
Cash dividends (FNB)..............         .15       .15       .15       .15
Cash dividends (WCBI).............         .05       .06       .06       .06


QUARTER ENDED 1995                     MAR. 31   JUNE 30  SEPT. 30   DEC. 31
                                      --------- --------- --------- ---------
Total interest income.............     $42,053   $44,382   $46,098   $46,081
Total interest expense............      17,620    19,361    20,229    19,917
Net interest income...............      24,433    25,021    25,869    26,164
Provision for loan losses.........       1,794     1,737     1,798     1,906
Total non-interest income.........       4,393     5,369     4,791     5,331
Total non-interest expenses.......      20,012    20,782    19,960    20,389
Net income........................       4,752     5,213     5,980     6,177

PER COMMON SHARE
Net income
  Basic...........................        $.32      $.35      $.40      $.40
  Diluted.........................         .31       .34       .38       .39
Cash dividends (FNB)..............         .06       .06       .09       .12
Cash dividends (WCBI).............         .05       .05       .05       .05

* Non-recurring items include a one-time third quarter assessment of $1.8 million legislated by Congress to recapitalize the Savings Association Insurance Fund and merger related costs of approximately $2.1 million recognized during the fourth quarter, each on an after-tax basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This financial review summarizes the combined financial condition and results of operations giving retroactive effect to the merger of West Coast Bank (West Coast) with and into F.N.B. Corporation (the Corporation), and is intended to be read in conjunction with the Supplemental Consolidated Financial Statements and accompanying Notes to those statements. The merger of the Corporation and West Coast was consummated on January 20, 1998, and has been accounted for on a pooling-of-interests basis. The Corporation issued 584,063 shares of common stock in exchange for all of the outstanding common stock of West Coast. This financial review is presented as if the merger had been consummated for all periods presented.

RESULTS OF OPERATIONS

  Net income decreased 5.1% from $22.1 million in 1995 to $21.0 million in 1996. Basic earnings per share was $1.38 and $1.47 for 1996 and 1995, while diluted earnings per share was $1.34 and $1.42, respectively, for those same periods. The results for 1996 include a special one-time assessment to recapitalize the Savings Association Insurance Fund (SAIF) of $2.8 million and merger related costs of $2.1 million. Excluding these items, net income would have been $24.9 million, a 12.4% increase over 1995, and basic and diluted earnings per share would have been $1.63 and $1.58, respectively. Net interest income increased by 8.1% as net average interest earning assets increased by $21.2 million.
These factors are further detailed in the discussion which follows.

  Common comparative ratios for results of operations include the return on average assets and the return on average equity. The Corporation's return on average assets was .88% for 1996 compared to .99% for 1995, while the Corporation's return on average equity was 10.37% for 1996 compared to 12.02% for 1995. Excluding the SAIF assessment and merger related costs, the Corporation's return on average assets of 1.04% and a return on average equity of 12.28% for 1996.

NET INTEREST INCOME

  The following table provides information regarding the average balances and yields and rates on interest earning assets and interest bearing liabilities (dollars in thousands):

Year Ended
December 31,                   1996                      1995                     1994
                  ------------------------- -------------------------  ------------------------
                    AVERAGE           YIELD  AVERAGE            YIELD  AVERAGE           YIELD
                    BALANCE  INTEREST /RATE  BALANCE   INTEREST /RATE  BALANCE  INTEREST /RATE
                  ---------- -------- ----- ---------- -------- ----- --------- -------- ------
ASSETS
Interest earning
 assets:
Interest bearing
 deposits with
 banks..........  $    5,379 $    294 5.47% $    4,971 $    313 6.30% $   6,796 $    245  3.61%
Federal funds
 sold...........      47,214    2,472 5.24      44,260    2,572 5.81     31,759    1,254  3.95
Taxable
 investment
 securities (1).     393,662   23,363 5.93     404,604   22,993 5.68    427,650   22,151  5.18
Non-taxable
 investment
 securities.....      68,068    4,198 6.17      57,806    3,710 6.42     57,104    3,524  6.17
Loans (2)(3)....   1,709,595  161,618 9.45   1,573,892  151,271 9.61  1,437,566  129,180  8.99
                   --------- --------       ---------- --------      ---------- --------
  Total interest
  earning assets   2,223,918  191,945 8.63   2,085,533  180,859 8.67  1,960,875  156,354  7.97
                   --------- --------       ---------- --------      ---------- --------
Cash and due
 from banks.....      83,733                    78,290                    73,172
Allowance for
 loan losses....     (26,022)                  (24,202)                  (21,766)
Premises and
 equipment......      45,932                    41,851                    36,449
Other assets....      57,722                    52,046                    51,780
                  ----------                ----------                ----------
                  $2,385,283                $2,233,518                $2,100,510
                  ==========                ==========                ==========

LIABILITIES
Interest bearing
 Liabilities:
Deposits:
  Interest
  bearing demand  $  332,787    6,295 1.89  $  288,273    6,905 2.40  $  264,595   5,808  2.20
  Savings.......     508,433   14,556 2.86     495,634   13,046 2.63     572,784  14,384  2.51
  Other time....     931,811   50,897 5.46     875,623   48,461 5.53     740,669  34,267  4.63
Short-term
  borrowings....      89,458    3,915 4.38      95,941    5,457 5.69      86,462   4,116  4.76
Long-term debt..      49,977    4,384 8.77      39,856    3,258 8.17      33,000   2,869  8.69
                  ----------   ------        ---------   ------        ---------  ------
      Total
      interest
      bearing
      liabilities  1,912,466   80,046 4.19   1,795,327   77,127 4.30   1,697,510  61,444  3.62
                              -------                   -------                  -------
Non-interest
  bearing demand
  deposits            229,16                   221,530                   207,700
Other liabilities     41,218                    32,580                    30,387
                  ----------                ----------                ----------
                   2,182,848                 2,049,437                 1,935,597
                  ----------                ----------                ----------

MINORITY INTEREST                                                            528

STOCKHOLDERS'
 EQUITY..........    202,435                   184,081                   164,385
                  ----------                ----------                ----------
                  $2,385,283                $2,233,518                $2,100,510
                  ==========                ==========                ==========
Excess of
 interest earning
 assets over
 interest bearing
 liabilities....  $ 311,452                 $  290,206                $  263,365
                  =========                 ==========                ==========
Net interest
 income.........             $111,900                  $103,732                  $ 94,910
                             ========                  ========                  ========

Net interest
 spread.........                      4.44%                     4.37%                     4.35%
                                      ====                      ====                      ====

Net interest
 margin (4).....                      5.03%                     4.97%                     4.84%
                                      ====                      ====                      ====

(1) The average balances and yields earned on securities are based on historical cost.

(2) The amounts are reflected on a fully taxable equivalent basis using the federal statutory tax rate of 35%, adjusted for certain federal tax preferences.

(3) Average outstanding loans include non-accrual loans. Loans consist of average total loans less average unearned income. The amount of loan fees included in interest income on loans is immaterial.

(4) Net interest margin is calculated by dividing the difference between total interest earned and total interest paid by total interest earning assets.

  Net interest income, the Corporation's primary source of earnings, is the amount by which interest and fees generated by earning assets, primarily loans and securities, exceed interest expense on deposits and borrowed funds. Net interest income, on a fully taxable equivalent basis, totaled $111.9 million in 1996 versus $103.7 million in 1995. Net interest income consisted of interest income of $191.9 million and interest expense of $80.0 million in 1996, compared to $180.9 million and $77.1 million for each, respectively, in 1995. Net interest income as a percentage of average earning assets (commonly referred to as the margin) rose to 5.03% in 1996 compared to 4.97% in 1995.

  Interest income on loans increased 6.8% from $151.3 million in 1995 to $161.6 million in 1996. This increase is the result loan growth. Average loans increased 8.6% from 1995.

  Interest expense on deposits increased slightly to $71.7 million in 1996. This increase was attributable to increases in all deposit categories with the largest percentage increases occurring within interest bearing demand and other time deposits.

  The Corporation monitors interest rate sensitivity by measuring the impact that future changes in interest rates will have on net interest income.
Through its asset/liability management and pricing policies, management has strived to optimize net interest income while reducing the effects of changes in interest rates. (See "Liquidity and Interest Rate Sensitivity" discussion).

  The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest earning assets and interest bearing liabilities and changes in the rates for the periods indicated (in thousands):

Year Ended
December 31,                     1996                      1995
                      -------------------------  --------------------------
                       VOLUME    RATE     NET    VOLUME    RATE      NET
                      -------  -------  -------  -------  -------  --------
INTEREST INCOME
Interest bearing
  deposits with
  banks............   $    33  $   (52) $   (19) $   (38)$    106   $    68
Federal funds
  sold.............       213     (313)    (100)     600      718     1,318
Securities.........        33      825      858   (1,019)   2,047     1,028
Loans..............    12,823   (2,476)  10,347   12,790    9,301    22,091
                      -------  -------  -------  -------  -------  --------
                       13,102   (2,016)  11,086   12,333    12,172   24,505
                      -------  -------  -------  -------  --------  -------
INTEREST EXPENSE
Deposits:
  Interest bearing...   1,622   (2,232)    (610)     544       553    1,097
  Savings............     344    1,166    1,510   (2,074)      736   (1,338)
  Other time.........   3,033     (598)   2,435    6,867     7,327   14,194
Short-term borrowings    (350)  (1,192)  (1,542)     482       859    1,341
Long-term debt.......     873      253    1,126      546      (157)     389
                      -------  -------  -------  -------  --------  -------
                        5,522   (2,603)   2,919    6,365     9,318   15,683
                      -------  -------  -------  -------  --------  -------
NET CHANGE........... $ 7,580  $   587  $ 8,167  $ 5,968  $  2,854  $ 8,822
                      =======  =======  =======  =======  ========  =======

  The amount of change not solely due to rate or volume changes was allocated between the change due to volume and the change due to rate based on the net size of the volume and rate changes.

PROVISION FOR LOAN LOSSES

  The provision for loan losses charged to operations is a direct result of management's analysis of the adequacy of the allowance for loan losses which takes into consideration factors, including qualitative factors, relevant to the collectibility of the existing portfolio. The provision for loan losses increased 36.5% to $9.9 million in 1996. This increase resulted from applying a consistent allowance for loan loss policy and methodology for evaluating the adequacy of the allowance across all affiliates, including 1996 acquisitions. (See "Non-Performing Loans and Allowance for Loan Losses" discussion).

NON-INTEREST INCOME

  Total non-interest income increased 5.7% from $19.9 million in 1995 to $21.0 million in 1996. This increase was attributable to increases in service charges and gains on the sale of securities and loans.

  Service charges increased 6.4% from $11.0 million in 1995 to $11.7 million in 1996. This increase was primarily a result of increases in the level of deposits.

  Net gains on the sale of securities increased 59.6% due to a higher level of equity security sales in 1996.

NON-INTEREST EXPENSES

  Total non-interest expense increased from $81.1 million in 1995 to $89.4 million in 1996. The increase is primarily attributable to a one-time assessment of $2.8 million to recapitalize the SAIF and merger-related expenses of $2.1 million. In addition, salaries and employee benefits increased by $3.5 million.

  Salaries and personnel expense increased 9.0% in 1996. This increase was due to expansion in the Corporation's retail network and increases for incentive compensation, as well as normal annual salary adjustments. The Corporation's incentive compensation plans allow for additional compensation to be paid to employees based on the Corporation achieving various financial and productivity goals.

  On September 30, 1996, the President of the United States signed into law the Deposit Insurance Funds Act of 1996 to recapitalize the SAIF. The legislation included a one-time assessment on all deposits insured by the SAIF, including those held by chartered commercial banks as a result of previous acquisitions. The Corporation was required to pay a one-time assessment of $2.8 million. The legislation also included provisions that will result in a reduction in future annual deposit insurance.

  Other non-interest expenses increased $3.6 million to $19.7 million in 1996. Included in this total was $2.1 million of merger related expenses.

INCOME TAXES

  The Corporation recognized income tax expense of $10.5 million for 1996 compared to $10.9 million for 1995. The 1996 effective tax rate of 33% was lower than the 35% federal statutory tax rate due to the tax benefits resulting from tax-exempt instruments and excludable dividend income. Additional information relating to income taxes is furnished in the Notes to Supplemental Consolidated Financial Statements.

LIQUIDITY AND INTEREST RATE SENSITIVITY

  The Corporation monitors its liquidity position on an ongoing basis to assure that it is able to meet the need for funds at all times. Given the monetary nature of its assets and liabilities and the significant source of liquidity provided by its securities portfolio, the Corporation generally has sufficient sources of funds available as needed to meet its routine, operational cash needs. Securities due to mature within one year, which will provide a source of short-term liquidity, amounted to $134.6 million or 26.8% of the investment portfolio.

  Additionally, the Corporation has external sources of funds available should it desire to use them. These include approved lines of credit with several major domestic banks, of which $27.0 million was unused at the end of 1996. To further meet its liquidity needs, the Corporation also has access to the Federal Home Loan Bank and the Federal Reserve Bank, as well as other uncommitted funding sources.

  Through the review of gap analyses and simulation modeling, management continually monitors the Corporation's exposure to changing interest rates. Management attempts to mitigate repricing mismatches through asset and liability pricing and matched maturity funding.

  Interest rate sensitivity measures the impact that future changes in interest rates will have on net interest income. The cumulative gap reflects a point-in-time net position of assets and liabilities repricing in specified time periods. The gap is one measurement of risk inherent in a balance sheet as it relates to changes in interest rates and their effect on net interest income.

  The gap analysis which follows is based on a combination of asset and liability amortizations, maturities and repricing opportunities. Non-maturity deposit balances have been allocated to various repricing intervals to estimate their true behavior and characteristics. The cumulative gap reflects the net position of assets and liabilities repricing in specified time periods.
Based on the cumulative one year gap in this table and assuming no restructuring or modifications to asset/liability composition, a rise in interest rates would result in a minimal reduction in net interest income.

  Following is the gap analysis as of December 31, 1996 (dollars in thousands):


                          WITHIN       4-12       1-5       OVER
                         3 MONTHS     MONTHS     YEARS     5 YEARS      TOTAL
                         ---------  ---------  ---------  ---------  ----------
INTEREST EARNING ASSETS
Interest bearing
  deposits with
  banks...............   $   1,234  $     100                        $    1,334
Federal funds sold....      11,510                                       11,510
Securities............      45,457     89,093  $ 322,549  $  44,711     501,810
Loans, net of
 unearned income......     452,110    396,346    665,854    290,354   1,804,664
                         ---------  ---------  ---------  ---------  ----------
                           510,311    485,539    988,403    335,065   2,319,318
Other assets..........                                      183,262     183,262
                         ---------  ---------  ---------  ---------  ----------
                         $ 510,311  $ 485,539  $ 988,403  $ 518,327  $2,502,580
                         =========  =========  =========  =========  ==========

INTEREST BEARING LIABILITIES
Deposits:
  Interest checking...   $  18,403  $  45,820  $ 233,330  $   3,894  $  301,447
  Savings.............      92,785    135,384    359,947      1,521     589,637
  Time deposits.......     224,291    411,835    312,652      1,146     949,924
Short-term borrowings.      75,891     16,767     23,468                116,126
Long-term debt........       7,727     25,528     10,559     14,365      58,179
                         ---------  ---------  ---------  ---------  ----------
                           419,097    635,334    939,956     20,926   2,015,313
Other liabilities                                           280,074     280,074
Stockholders' equity..                                      207,193     207,193
                         ---------  ---------  ---------  ---------  ----------
                         $ 419,097  $ 635,334  $ 939,956  $ 508,193  $2,502,580
                         =========  =========  =========  =========  ==========

PERIOD GAP............   $  91,214  $(149,795) $  48,447  $  10,134
                         =========  =========  =========  =========

CUMULATIVE GAP........   $  91,214  $ (58,581) $ (10,134)
                         =========  =========  =========

RATE SENSITIVE ASSETS/
 RATE SENSITIVE
 LIABILITIES
 (CUMULATIVE).........        1.22        .94        .99       1.15
                         =========  =========  =========  =========

CUMULATIVE GAP AS
 A PERCENT OF TOTAL
 ASSETS...............         3.6%      (2.3)%     (0.9)%
                         =========  ========== =========

FINANCIAL CONDITION

LOAN PORTFOLIO

  Following is a summary of loans (dollars in thousands):
December 31             1996        1995        1994        1993        1992
                    ----------  ----------  ----------  ----------  ----------
Real estate:
 Residential.....   $  716,672  $  634,335  $  572,332  $  498,554  $  409,884
 Commercial......      441,767     401,030     316,992     254,154     297,094
 Construction....       44,296      37,043      50,715      30,288      29,149
Installment loans
 to individuals..      397,600     385,506     372,394     280,514     268,193
Commercial,
 financial and
 agricultural....      196,549     172,208     219,424     225,215     220,807
Lease financing..       21,538       5,037
Unearned income..      (23,846)    (27,377)    (22,812)    (22,821)    (22,419)
                    ----------  ----------  ----------  ----------  ----------
                    $1,794,576  $1,607,782  $1,509,045  $1,265,904  $1,202,708
                    ==========  ==========  ==========  ==========  ==========

  The Corporation strives to minimize credit losses by utilizing credit approval standards, diversifying its loan portfolio by industry and borrower conducting ongoing review and management of the loan portfolio.

  The ratio of loans to deposits at the end of 1996 was 86.0%, up from a ratio of 81.6% at the end of 1995. The increase in the ratio was a result of loan growth of 11.6%, exceeding a 5.9% increase in deposits.

  During 1996 and 1995 the Corporation sold $44.9 million and $55.3 million, respectively, in fixed rate residential mortgages to the Federal National Mortgage Association (FNMA). These sales allowed the Corporation to avoid the potential interest rate risk of those fixed rate loans in a rising rate environment. Additionally, it created liquidity for the Corporation to continue to offer credit availability to the markets it serves. All of the mortgages were sold with the servicing retained by the Corporation.

  In 1996, total installment loans to individuals and lease financing increased 7.3% to $419.1 million. The installment loan portfolio was comprised of $269.3 million in direct loans, $128.3 million in indirect loans and $31.7 million in sub-prime motor vehicle loans. The overall growth reflects a continuation of strong demand for indirect automobile loans and leases.

  The commercial loan portfolio consists principally of loans to small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania, southwest Florida and eastern Ohio. The Corporation generally avoids making significant loans to any single borrower in order to minimize credit risk.

  As of December 31, 1996, 1995 and 1994, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

  Following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal (in thousands):

                                        WITHIN     ONE TO     AFTER
                                       ONE YEAR  FIVE YEARS FIVE YEARS  TOTAL
                                       --------  ---------- ---------- -------
DECEMBER 31, 1996
Commercial, financial
  and agricultural.................     $104,745   $76,520   $15,284   $196,549
Real Estate - construction.........       29,610    12,656     2,030     44,296
                                        --------   -------   -------   --------
  Total loans (excluding Real
  estate - mortgage, Installment
  loans to individuals and Lease
  financing).......................     $134,355   $89,176   $17,314   $240,845
                                        ========   =======   =======   ========

  The total amount of loans due after one year includes $36.9 million with floating or adjustable rates of interest and $69.9 million had fixed rates of interest.

NON-PERFORMING LOANS

  Non-performing loans include non-accrual loans and restructured loans. Non-accrual loans represent loans on which interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on the interest rate or the original repayment terms due to financial distress.

  Following is a summary of non-performing loans (dollars in thousands):

December 31                      1996      1995      1994      1993      1992
                               -------   -------   -------   -------   -------

Non-accrual loans........      $ 9,644   $ 9,567   $11,244   $11,055   $10,531
Restructured loans.......        2,146     3,075     3,157     3,236     1,388
                               -------   -------   -------   -------   -------
                               $11,790   $12,642   $14,401   $14,291   $11,919
                               =======   =======   =======   =======   =======
Non-performing loans as a
  percentage of total loans        .66%      .79%      .95%     1.16%      .99%

  Following is a table showing the amounts of contractual interest income and actual interest income recorded on non-accrual and restructured loans (in thousands):

Year Ended December 31           1996      1995      1994      1993      1992
                               --------  --------  --------  --------  --------
Gross interest income that
  would have been recorded
  if the loans had been
  current and in accordance
  with their original terms..   $1,414    $1,298    $1,791    $1,827    $1,705
Interest income included
  in income on the loans.....      763       685       676       708       998

  Following is a summary of loans 90 days or more past due, on which interest accruals continue (dollars in thousands):
December 31                      1996      1995      1994      1993      1992
                               --------  --------  --------  --------  --------
Loans 90 days or more
  past due...................    $3,003    $3,872    $2,753    $3,659   $4,437
Loans 90 days or more past
  due as a percentage of
  total loans................       .17%      .25%      .19%      .29%     .39%

ALLOWANCE FOR LOAN LOSSES

  Management's analysis of the allowance for loan losses includes the evaluation of the loan portfolio based on internally generated loan review reports and the historical loss experience of the remaining balances of the various homogeneous loan pools which comprise the loan portfolio. Specific factors which are evaluated include the previous loan loss experience with the customer, the status of past due interest and principal payments on the loan, the collateral position of the loan, the quality of financial information supplied by the borrower and the general financial condition of the borrower. Historical loss experience on the remaining portfolio segments is considered in conjunction with the current status of economic conditions, loan loss trends, delinquency and non-accrual trends, credit administration and concentrations of credit risk.

  Following is a summary of changes in the allowance for loan losses (dollars in thousands):
Year Ended December 31             1996     1995     1994     1993     1992
                                 -------  -------  -------  -------  -------
Balance at beginning of year...  $24,967  $23,018  $18,622  $16,802  $13,813
Addition arising in purchase
   transactions................                                          376
Loss reserves transferred on
   loans sold..................                                (893)    (685)

Charge-offs:
 Real estate - mortgage........     (421)    (604)  (1,454)    (591)  (2,214)
 Installment loans to
  individuals..................   (5,939)  (5,407)  (3,821)  (3,980)  (4,088)
 Commercial, financial and
   agricultural................   (1,451)  (1,226)  (1,564)  (4,159)  (7,774)
                                 -------  -------  -------  -------  -------
                                  (7,811)  (7,237)  (6,839)  (8,730) (14,076)
                                 -------  -------  -------  -------  -------
Recoveries:
 Real estate - mortgage.........     128      189       98      173      287
 Installment loans to
   individuals..................   1,047    1,124      968      783      716
 Commercial, financial and
    agricultural................     442      638      928      501      296
                                 -------  -------  -------  -------  -------
                                   1,617    1,951    1,994    1,457    1,299
                                 -------  -------  -------  -------  -------

Net charge-offs.................  (6,194)  (5,286)  (4,845)  (7,273) (12,777)
Provision for loan losses.......   9,876    7,235    9,241    9,986   16,075
                                 -------  -------  -------  -------  -------
Balance at end of year.......... $28,649  $24,967  $23,018  $18,622  $16,802
                                 =======  =======  =======  =======  =======

Net charge-offs as a percent of
  average loans, net of unearned
  income........................     .36%     .34%     .34%     .56%    1.10%
Allowance for loan losses as a
  percent of total loans, net
  of unearned income............    1.60     1.55     1.53     1.47     1.40
Allowance for loan losses
  as a percent of
  non-performing loans..........  242.99   197.49   159.84   130.31   140.97

  Consistent with the growth in installment loans to individuals, the Corporation has experienced an increase in charge-offs. Installment loans to individuals are generally charged off no later than a predetermined number of days past due on a contractual basis or earlier in the event of bankruptcy. During 1996, charge-offs increased to $5.9 million from $5.4 million in 1995, resulting in a $1.0 increase in the allocation of the allowance for loan losses to installment loans, as the allowance for loan losses represented 1.73% of total installment loans at December 31, 1996, as compared to 1.57% at December 31, 1995.

  The Corporation has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the categories of loans shown in the table below. The allocation of the allowance should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the sole amount available for future losses within such categories since the total allowance is a general allowance applicable to the entire portfolio.

  Following shows the allocation of the allowance for loan losses (in thousands):


                         % OF            % OF           % OF          % OF            % OF
                        LOANS           LOANS          LOANS         LOANS           LOANS
                       IN EACH         IN EACH        IN EACH       IN EACH         IN EACH
                       CATEGORY        CATEGORY       CATEGORY      CATEGORY        CATEGORY
                       TO TOTAL        TO TOTAL       TO TOTAL      TO TOTAL        TO TOTAL
Year Ended
December 31        1996  LOANS    1995   LOANS   1994   LOANS   1993   LOANS    1992   LOANS
                   ----  -----    ----   -----   ----   -----   ----   -----    ----   -----
Commercial,
 financial and
 agricultural..... $ 7,116    35%  $ 6,239   35%  $ 8,321   35%  $ 7,281   37%   $ 6,497   42%
Real estate -
  construction....     121     2        88    2       216    3       520    2        495    2
Real estate -
  mortgage........   3,395    40     3,506   39     3,817   38     3,068   40      2,877   34
Installment
 loans to
 individuals......   7,407    23     6,414   24     5,067   24     4,552   21      4,317   22
Unallocated
  portion.........  10,610           8,720          5,597          3,201           2,616
                   -------   ---   -------  ---   -------  ---   -------  ---    -------  ---
                   $28,649   100%  $24,967  100%  $23,018  100%  $18,622  100%   $16,802  100%
                   =======         =======        =======        =======         =======

INVESTMENT ACTIVITY

  Investment activities serve to enhance overall yield on earning assets while supporting interest rate sensitivity and liquidity positions. Securities purchased with the intent and ability to retain until maturity are categorized as securities held to maturity and carried at amortized cost. All other securities are categorized as securities available for sale and must be marked to market.

  Under the guidelines of FAS No. 115, institutions that sell securities out of the securities held to maturity portfolio risk being forced to mark to market the remaining securities in the portfolio since they have not demonstrated their intent to hold these securities to maturity. In 1995, the Financial Accounting Standards Board (FASB) approved an amnesty period during which institutions had the opportunity to redesignate securities under FAS 115. The Corporation took advantage of this opportunity to reclass $97.5 million of securities held to maturity to securities available for sale. This movement allows the Corporation greater flexibility in managing its portfolio to take advantage of market conditions and provided an opportunity to better manage interest rate risk.

  The relatively short average maturity of all securities provides a source of liquidity to the Corporation and reduces the overall market risk of the portfolio.

  During 1996, securities available for sale increased 13.2% while securities held to maturity remained consistent with December 31, 1995.

  The following table indicates the respective maturities and weighted-average yields of investment securities as of December 31, 1996 (in thousands):


                                                                    Weighted
                                                       Amount     Average Yield
                                                       ------     -------------
Obligations of U.S. Treasury and
  Other U.S. Government agencies:
     Maturing within one year....................... $ 127,019        6.01%
     Maturing after one year within five years......   130,621        5.92%
     Maturing after five years within ten years.....    19,363        7.01%
      Maturing after ten years......................       707        2.10%

  State & political subdivisions:
     Maturing within one year.......................     4,796        4.73%
     Maturing after one year within five years......    40,945        5.65%
     Maturing after five years within ten years.....     9,391        5.13%
     Maturing after ten years.......................       437        4.86%

  Other securities:
     Maturing within one year.......................     1,004        5.76%
     Maturing after one year within five years......     1,003        6.04%
     Maturing after five years within ten years.....         5        5.50%
     Maturing after ten years.......................        15        3.71%

  Mortgage-backed securities........................   148,341        6.04%
  No stated maturity................................    18,163        6.13%
                                                     ---------       ------

          TOTAL..................................... $ 501,810        5.97%
                                                     =========       ======

  The weighted average yields for tax exempt securities are computed on a tax equivalent basis.

DEPOSITS AND SHORT-TERM BORROWINGS

  As a commercial bank holding company, the Corporation's primary source of funds is its deposits. Those deposits are provided by businesses and individuals located within the markets served by the Corporation's subsidiaries.

  Total deposits increased 5.9% to $2.1 billion in 1996. The majority of this increase was due to a 11.5% increase in savings and NOW accounts. Additionally, time deposits increased 2.3% to $949.9 million.

  Short-term borrowings, made up of repurchase agreements, federal funds purchased, notes payable and subordinated notes increased 53.4% in 1996 to $116.1 million. The primary reason for this increase was a higher level of federal funds purchased in 1996 and an increase of $14.9 million in securities sold under repurchase agreements.

  Subordinated notes are the largest component of short-term borrowings. At December 31, 1996, subordinated notes represented 47.5% of total short-term borrowings. Following is a summary of selected financial information on short-term subordinated notes (dollars in thousands):

December 31                                       1996      1995      1994
                                                --------  --------  --------

Balance at end of year........................  $ 55,201  $ 47,362  $ 48,085
Maximum month end balance.....................    57,073    47,675    56,126
Average balance during the year...............    54,252    45,912    52,830

Weighted average interest rates:
  At end of year..............................      5.35%     5.69%     5.21%
  During the year.............................      5.57      5.54      5.06


CAPITAL RESOURCES

  The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. The Corporation seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.

  The capital management function is an ongoing process. Central to this process is internal equity generation accomplished by earnings retention. During 1996, retained earnings increased $14.1 million as a result of earnings retention versus $17.7 million in 1995. Total cash dividends declared represented 32.8% of net income for 1996 compared to 19.6% for 1995. Book value per share was $13.70 at December 31, 1996, compared to $12.80 at December 31, 1995.

1995 VERSUS 1994

  The Corporation's net income was $22.1 million for 1995 versus $16.1 million for 1994. Basic earnings per share were $1.47 and $1.08 for 1995 and 1994, while diluted earnings were $1.42 and $1.06, respectively, for those same periods. The key factors attributing to the increase in earnings were improving credit quality, which allowed for lower loan loss provisions, and an increase in higher yielding assets. The Corporation's asset quality improved steadily from 1994 to 1995, as indicated by several key credit ratios. At December 31, 1995, non-performing assets decreased to .75% of total assets compared to .90% at December 31, 1994. The allowance for loan losses increased to 1.55% of total loans compared to 1.52% a year earlier. The ratio of net charge-offs to average loans outstanding remained constant at .34% in 1995 and 1994. Increases in both the return on average equity from 9.79% in 1994 to 12.06% in 1995 and the return on average assets from .77% in 1994 to .99% in 1995 reflect the improved performance of the Corporation.

  Net interest income, on a fully taxable equivalent basis, increased from $94.9 million in 1994 to $103.7 million in 1995, an increase of 9.3%. Net margin rose to 4.97% from 4.84% in 1994. Average loans increased 9.5% from 1994, contributing to the improvement in net interest income.

  The provision for loan losses was $7.2 million and represented a decrease of 21.7% from 1994, when a provision of $9.2 million was charged to operations. The decrease in the provision was a direct result of improvement in asset quality.

  Non-interest income increased 12.1% from $17.7 million in 1994 to $19.9 million in 1995. This increase was attributable to increases in service charges and gains on sale of loans, offset by a decrease in gains on the sale of securities. Service charges increased 23.8% from $8.9 million in 1994 to $11.0 million in 1995. Revenue was recognized as a result of an increase in total deposits. Net gain on the sale of loans increased $418,000 in 1995. Net gain on the sale of securities decreased $732,000 due to fewer security sales during 1995.

  Total non-interest expenses increased from $76.9 million in 1994 to $81.1 million in 1995. Salaries and personnel expense increased 10.4% in 1995, primarily due to an increase in employment levels in Florida resulting from the opening of three new branch offices. Deposit insurance decreased $1.4 million in 1995. This was the result of the FDIC lowering the insurance premiums for banks, since the Bank Insurance Fund had been funded to the required level. Conversely, the SAIF was still under-funded and those premiums were not reduced.

  Income tax expense increased 34.9% to $10.9 million for 1995 as a result of the Corporation generating more taxable income. The 1995 effective tax rate of 33% was below the 35% statutory tax rate due to the tax benefits resulting from income on tax-exempt instruments and excludable dividend income.

                                                                  EXHIBIT 99.2

                           INDEPENDENT AUDITORS' REPORT



January 22, 1997


Board of Directors and Stockholders
of Southwest Banks, Inc.
Naples, Florida


We have audited the accompanying consolidated balance sheets of Southwest Banks, Inc. and its subsidiaries, First National Bank of Naples and Cape Coral National Bank (collectively, the Company), as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Banks, Inc. and its subsidiaries as of December 31, 1996 and 1995 and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

HILL, BARTH & KING, INC.
NAPLES, FLORIDA

                                                                EXHIBIT 99.3

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
West Coast Bancorp, Inc. and Subsidiary
Cape Coral, Florida

We have audited the accompanying consolidated balance sheets of West Coast Bancorp, Inc. and Subsidiary at December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of West Coast Bancorp, Inc. and Subsidiary at December 31, 1996 and 1995, and the onsolidated statements of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.
FORT MYERS, FLORIDA
January 24, 1997

                                                               EXHIBIT 99.4

                        INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
West Coast Bancorp, Inc. and Subsidiary
Cape Coral, Florida

We have audited the accompanying consolidated balance sheets of West Coast Bancorp, Inc. and Subsidiary at December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of West Coast Bancorp, Inc. and Subsidiary at December 31, 1995 and 1994, and the consolidated statements of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.
As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," as of January 1, 1995.

COOPERS & LYBRAND L.L.P.
FORT MYERS, FLORIDA
January 19, 1996